                                                Filed Pursuant to Rule 424(B)(5)
                                                      Registration No. 333-29193

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN DECLARED         +
+EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 415 OF + +THE SECURITIES ACT OF 1933. A FINAL PROSPECTUS SUPPLEMENT AND PROSPECTUS WILL + +BE DELIVERED TO PURCHASERS OF THESE SECURITIES. THIS PROSPECTUS SUPPLEMENT + +AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL NOR THE +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION: DATED JUNE 1, 1998

PROSPECTUS SUPPLEMENT                        [LOGO OF EASTGROUP PROPERTIES INC.
(TO PROSPECTUS DATED JUNE 23, 1997)           APPEARS HERE]

                                2,400,000 SHARES
                           EASTGROUP PROPERTIES, INC.

                % SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK
                   (LIQUIDATION PREFERENCE $25.00 PER SHARE)

                                  ----------

  Dividends on the % Series A Cumulative Redeemable Preferred Stock, $0.0001 par value per share (the "Series A Preferred Stock"), of EastGroup Properties, Inc. ("EastGroup" or the "Company") are cumulative from the date of original issue and are payable quarterly in arrears on the fifteenth day (or next succeeding business day) of January, April, July and October of each year, commencing on July 15, 1998, at the rate of % per annum of the $25.00 liquidation preference (the "Liquidation Preference") per share (equivalent to
a fixed annual amount of $    per share). See "Description of Series A
Preferred Stock--Dividends."

  The Series A Preferred Stock is not redeemable prior to June , 2003, except as provided in the Company's articles of incorporation (the "Charter"). On and after such date and up to the redemption date, the Series A Preferred Stock may be redeemed, in whole or in part, for cash at the option of the Company, upon not less than 30 nor more than 60 days' written notice, at a redemption price of $25.00 per share, plus any accrued and unpaid dividends thereon, without interest. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) shall be payable solely out of the sale proceeds of other capital stock of the Company, which may include other series of preferred stock, and from no other source. The Series A Preferred Stock has no stated maturity, will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other securities of the Company. See "Description of Series A Preferred Stock--Maturity" and "-- Redemption." In order to ensure that the Company continues to meet the requirements for qualification as a real estate investment trust (a "REIT") for federal income tax purposes, a holder of shares of Series A Preferred Stock shall be deemed to violate the ownership limit in the Company's Charter if such holder owns 9.8% or more (in value or in number, whichever is more restrictive) of the Company's outstanding common stock, $0.0001 par value per share (the "Common Stock") or Series A Preferred Stock. Shares held in violation of the ownership limit will be converted into Excess Stock (as defined herein). See "Description of Series A Preferred Stock--Restrictions on Ownership and Transfer."

  The Company has applied to list the Series A Preferred Stock on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "EGP PrA." If approved, trading of the Series A Preferred Stock on the NYSE is expected to commence within a 30-day period after the initial delivery of the Series A Preferred Stock. The Underwriters may advise the Company that each intends to make a market in the Series A Preferred Stock prior to the commencement of trading on the NYSE, but is not obligated to do so and may discontinue market making at any time without notice. See "Underwriting."

                                  ----------

  SEE "RISK FACTORS" BEGINNING ON PAGE S-9 OF THIS PROSPECTUS SUPPLEMENT FOR A DISCUSSION OF CERTAIN RISK FACTORS RELEVANT TO AN INVESTMENT IN THE SERIES A PREFERRED STOCK.

                                  ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                    Underwriting
                                         Price to   Discounts and  Proceeds to
                                        Public (1) Commissions (2) Company (3)
------------------------------------------------------------------------------
Per Share.............................     $             $             $
------------------------------------------------------------------------------
Total.................................    $            $             $
------------------------------------------------------------------------------
Total Assuming Full Exercise of Over-
 Allotment Option (4).................    $            $             $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Plus accrued dividends, if any, from the date of original issuance.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the offering. See "Underwriting."
(3) Before deducting expenses estimated at $300,000, which are payable by the Company.
(4) Assuming exercise in full of the 30-day option granted by the Company to the Underwriters to purchase up to 360,000 additional shares of Series A Preferred Stock, on the same terms, solely to cover over-allotments. See "Underwriting."

                                  ----------

  The shares of Series A Preferred Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the Series A Preferred Stock will be made in
New York City on or about      , 1998.

                                  ----------

PAINEWEBBER INCORPORATED

        A.G. EDWARDS & SONS, INC.

                  J.C. BRADFORD & CO.

                            RAYMOND JAMES & ASSOCIATES, INC.

                                  ----------

             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS      , 1998.

                         PROSPECTUS SUPPLEMENT SUMMARY

  The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus Supplement and the accompanying Prospectus and in documents incorporated herein or therein by reference. Unless the context otherwise requires, all references in this Prospectus Supplement to "EastGroup" or the "Company" shall mean EastGroup Properties, Inc., a Maryland corporation, and its subsidiaries on a consolidated basis and, as the context may require, its predecessors. Unless otherwise indicated, all information presented in this Prospectus Supplement assumes no exercise of the Underwriters' over-allotment option.

  This Prospectus Supplement contains, and the accompanying Prospectus contains or incorporates by reference, forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company's actual results could differ materially from those set forth in the forward-looking statements. See "Risk Factors" for a discussion of certain factors that might cause such a difference.

                                  THE COMPANY

  EastGroup is a self-administered REIT focused primarily on the ownership, acquisition and selective development of industrial properties located in major Sunbelt markets throughout the United States. As of June 1, 1998, EastGroup's portfolio included 71 industrial properties in ten states containing approximately 12.3 million square feet of leasable space, six industrial properties under development or in initial lease-up containing approximately 468,000 square feet of leasable space, and three office buildings containing approximately 390,000 square feet of leasable space. As of April 30, 1998, the industrial portfolio (excluding the six properties currently under development or in initial lease-up) was 97% leased.

  Since January 1, 1998, EastGroup has acquired 22 industrial properties (the "Recent Acquisitions"), aggregating approximately 3.1 million square feet of leasable space, for a total purchase price (including closing costs) of approximately $109.1 million. Additionally, the Company has entered into contracts to purchase five industrial properties (the "Proposed Acquisitions"), aggregating approximately 1.1 million square feet of leasable space, for a total purchase price (including anticipated closing costs) of approximately $43.5 million. See "Properties." Assuming completion of the Proposed Acquisitions, EastGroup will have expanded its industrial portfolio (excluding the six properties currently under development or in initial lease-up) by 52% on a cost basis and 49% on a square footage basis in this calendar year. In 1998, the Company has also continued to proceed with the disposition of non-core assets. Since January 1, 1998, EastGroup has entered into an agreement to sell one apartment complex for an aggregate sale price of approximately $6.7 million. The completion of this transaction is subject to the purchaser's due diligence review and customary closing conditions, and therefore no assurance can be given that such sale will be completed. EastGroup plans to dispose of the remaining three office buildings and four apartment complexes in its portfolio over time.


  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SERIES A PREFERRED STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF THE SERIES A PREFERRED STOCK TO STABILIZE ITS MARKET PRICE, THE PURCHASE OF THE SERIES A PREFERRED STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  In addition to direct property acquisitions, EastGroup also seeks to grow its portfolio through the acquisition of other public and private real estate companies and REITs. On June 1, 1998, EastGroup completed the acquisition (the "Meridian VIII Acquisition") of Meridian Point Realty Trust VIII Co., an equity REIT ("Meridian VIII"), which significantly expanded EastGroup's industrial portfolio. The Meridian VIII Acquisition added 18 industrial properties totaling over 2.6 million square feet of leasable space in major Sunbelt markets. The Meridian VIII Acquisition was completed for an aggregate consideration of approximately $103.6 million, which included the Company's investment in Meridian VIII, estimated costs of the merger and the assumption of approximately $33.5 million of Meridian VIII's debt. On June 19, 1996, EastGroup completed the acquisition (the "Copley Acquisition") of Copley Properties, Inc. ("Copley"). The Copley Acquisition added 11 properties (nine industrial properties and two office buildings), totaling over 2.0 million square feet of leasable space, principally in Arizona and California. The Copley Acquisition was completed for aggregate consideration of approximately $116.0 million. Also in May 1996, EastGroup completed the acquisition (the "LNH Acquisition") of LNH REIT, Inc. ("LNH"), a former EastGroup affiliate, for an aggregate consideration of approximately $18.0 million. Prior to their acquisition by EastGroup, Meridian VIII, Copley and LNH were publicly traded REITs.

  Upon completion of this offering of Series A Preferred Stock (the "Offering") and the application of the net proceeds therefrom, EastGroup's ratio of debt to total market capitalization (defined as the principal amount of outstanding debt divided by the market value of all outstanding shares of Common Stock plus the principal amount of outstanding debt) will be approximately 31.3% and EastGroup will have approximately $110 million of borrowing capacity under its revolving credit facilities.

                              RECENT DEVELOPMENTS

RECENT ACQUISITIONS

  Since January 1, 1998, EastGroup has completed the acquisition of 22 industrial properties (including the industrial properties acquired in the Meridian VIII Acquisition), aggregating approximately 3.1 million square feet of leasable space, for a total purchase price of approximately $109.1 million. The following table provides an overview of the Recent Acquisitions as of June 1, 1998 and the states and cities in which they are located. For information concerning the properties owned by the Company, see "Properties."

                                                                     TOTAL SQUARE
                                                                       FEET OF
                                                        PURCHASE       LEASABLE
PROPERTY LOCATION AND NAME                             PRICE (1)        SPACE
--------------------------                           --------------  ------------
                                                     (IN THOUSANDS)
ARIZONA
 Phoenix
  East Maricopa Distribution Center.................    $   853 (2)     14,000
  East University I and II..........................      5,674 (2)    145,000
  Estrella Distribution Center......................      5,318        174,000
  7th Street Distribution Center....................      1,887 (2)     39,000
  51st Avenue Distribution Center...................      2,329         79,000
  55th Street Distribution Center...................      4,707 (2)    131,000
CALIFORNIA
 Chino
  Ethan Allen Distribution Center...................     12,525 (2)    300,000
FLORIDA
 Fort Lauderdale/Pompano
  Park Ridge Distribution Center....................      3,044 (2)     46,000
  West Palm I and II................................      3,218 (2)     26,000

                                                                     TOTAL SQUARE
                                                                       FEET OF
                                                        PURCHASE       LEASABLE
PROPERTY LOCATION AND NAME                             PRICE (1)        SPACE
--------------------------                           --------------  ------------
                                                     (IN THOUSANDS)
MICHIGAN
 Auburn Hills
  Auburn Facility...................................    $ 16,360 (2)    114,000
TENNESSEE
 Memphis
  Air Park Distribution Center I....................       2,161         92,000
  Air Park Distribution Center II...................         333 (2)     17,000
  Delp Distribution Center I, II and III............       5,314 (2)    274,000
  Getwell Distribution Center.......................         764 (2)     26,000
  Lamar Distribution Center I and II................       6,744 (2)    276,000
  Penney Distribution Center........................       2,463 (2)    106,000
  Senator Street Distribution Center II.............       2,205 (2)    105,000
 Nashville
  Waldenbooks Distribution Center...................      21,580 (2)    564,000
TEXAS
 Dallas
  Ambassador Row Warehouses.........................       6,123 (2)    317,000
  Carpenter Duplex..................................       1,080 (2)     47,000
  Stemmons Circle Distribution Center...............       2,379         99,000
  Viscount Row Distribution Center..................       2,047 (2)    104,000
                                                        --------      ---------
    Total...........................................    $109,108      3,095,000
                                                        ========      =========

--------
(1) Purchase Price includes estimated closing costs.
(2) This property was acquired in the merger with Meridian VIII. The total purchase price allocated to the properties acquired from Meridian VIII was approximately $96.9 million. The Purchase Price allocation for each of the Meridian VIII properties is based on a preliminary review of the respective fair values of such properties. Final allocations will be made based upon the final review of the properties. Any differences in the preliminary amounts and the final allocations are not expected to be material.

PROPOSED ACQUISITIONS

  The Company has entered into contracts to purchase five industrial properties, aggregating approximately 1.1 million square feet of leasable space, for a total purchase price of approximately $43.5 million. EastGroup intends to fund the purchase of the Proposed Acquisitions principally with borrowings on the Company's revolving credit facilities. The Proposed Acquisitions, which are expected to close in June 1998, are subject to the completion of EastGroup's due diligence review and customary closing conditions. Accordingly, there can be no assurance that the Company will acquire any or all of these properties. The following table summarizes the Proposed Acquisitions. For additional information concerning the Proposed Acquisitions, see "Properties--Proposed Acquisitions."

                                                                     TOTAL SQUARE
                                                       ANTICIPATED     FEET OF
                                                         PURCHASE      LEASABLE
PROPERTY LOCATION AND NAME                              PRICE (1)       SPACE
--------------------------                            -------------- ------------
                                                      (IN THOUSANDS)
ARIZONA
 Tucson
  Wal-Mart Distribution Center.......................    $ 5,754        162,000
CALIFORNIA
 Los Angeles
  Industry Distribution Center.......................     22,567        572,000
FLORIDA
 Fort Lauderdale/Pompano
  Interstate Commerce Distribution Center............      3,281         85,000
TEXAS
 Houston
  America Plaza......................................      5,315        121,000
  World Houston 1 and 2 (2)..........................      6,555        158,000
                                                         -------      ---------
    Total............................................    $43,472      1,098,000
                                                         =======      =========

--------
(1) Anticipated Purchase Price is defined as contract price plus estimated closing costs.
(2) In connection with the purchase of this property, the Company will assume mortgage indebtedness with a principal balance of approximately $4.6 million which bears interest at 7.77% and matures on April 15, 2007.

INCREASED REVOLVING CREDIT FACILITIES

  EastGroup has recently negotiated an increase in the total borrowing capacity available under its revolving credit facilities from $100 million to $150 million. On April 1, 1998, the maximum principal amount of the Company's acquisition facility (the "Acquisition Facility"), which currently bears interest at LIBOR plus 1.40% and matures on September 30, 2000, was increased from $65 million to $100 million. The Acquisition Facility may be utilized by the Company to acquire additional properties. On April 1, 1998, the maximum principal amount of the Company's working capital facility (the "Working Capital Facility"), which currently bears interest at LIBOR plus 1.40% and matures on September 30, 1998, was increased from $35 million to $50 million. The Working Capital Facility may be utilized by the Company for general working capital purposes, including the acquisition of additional properties.

MERIDIAN VIII ACQUISITION

  On June 1, 1998, EastGroup completed the Meridian VIII Acquisition. The total cost of the Meridian VIII Acquisition was approximately $103.6 million, which included the Company's investment in Meridian VIII, estimated costs of the merger and the assumption of approximately $33.5 million of Meridian VIII's debt. As a result of the Meridian VIII Acquisition, EastGroup acquired 18 industrial properties totaling over 2.6 million square feet of leasable space. The Meridian VIII Acquisition significantly expanded EastGroup's presence in the Phoenix, Dallas and Memphis markets. In addition it added individual net leased assets in Los Angeles, Nashville and Detroit to EastGroup's portfolio.

SELF-MANAGEMENT

  In February 1998, EastGroup, through the merger of its wholly-owned subsidiary with Ensign Properties, Inc., a Florida corporation ("Ensign"), commenced the self-management of properties it owns or may acquire in Orlando and Tampa, Florida. Currently, EastGroup Property Services, Inc. (formerly Ensign) manages and leases approximately 1.1 million square feet of leasable space in the Orlando and Tampa markets. EastGroup Property Services, Inc. also is EastGroup's development agent on an additional approximately 360,000 square feet of leasable space in these markets. During 1998, EastGroup intends to expand its self-management for properties it owns or may acquire in Fort Lauderdale/Pompano and Jacksonville, Florida which currently contain approximately 1.9 million square feet. EastGroup also self-manages its industrial properties in Jackson, Mississippi containing approximately 127,000 square feet and intends to implement the self-management of six industrial properties acquired in the Meridian VIII Acquisition which contain approximately 1.1 million square feet and are located in Fort Lauderdale/Pompano, Florida, Nashville, Tennessee, Chino, California, and Auburn Hills, Michigan. The Company is in the process of expanding its management efforts through plans to expand the self-management of its industrial properties to all markets as its presence in those markets reaches the minimum square footage in those markets necessary to make it cost efficient to self-manage.

STRATEGIC ALLIANCES

  Effective May 1, 1998, EastGroup entered into strategic alliances for development, management and leasing services in the Houston, Phoenix and Los Angeles markets for all of EastGroup's industrial and office real estate properties presently owned or acquired or developed in the future by EastGroup in these respective markets. EastGroup believes these alliances will provide EastGroup with local market knowledge and a full range of industrial real estate services in such markets. EastGroup intends to extend this strategic alliance program to other markets where EastGroup does not self-manage its properties.

UPREIT STRUCTURE

  EastGroup is currently in the process of reorganizing its operations into an umbrella partnership REIT ("UPREIT") structure pursuant to which all of EastGroup's real estate assets will be owned by EastGroup Properties, L.P., a Delaware limited partnership the sole partners of which are wholly-owned subsidiaries of the Company (the "Operating Partnership"). The Company anticipates that the UPREIT structure will enable it to pursue new investment opportunities by giving EastGroup the ability to offer units in the Operating Partnership to property owners in exchange for properties in transactions intended to achieve certain tax advantages. The Company anticipates completing the reorganization of its operations into an UPREIT structure in July 1998.

                                   MANAGEMENT

  EastGroup's management team has extensive experience in real estate operations, acquisitions, development and financings. Members of senior management have worked together since 1983. Leland R. Speed, EastGroup's Chairman, David H. Hoster II, EastGroup's Chief Executive Officer and President, and N. Keith McKey, EastGroup's Executive Vice President and Chief Financial Officer, have 39 years, 25 years and 18 years of experience, respectively, in the real estate industry. In addition to experience in acquisitions and development of industrial properties, EastGroup's management also has significant experience in the acquisition of other real estate companies and REITs.

                                  THE OFFERING

Securities Offered........  2,400,000 shares of  % Series A Cumulative
                            Redeemable Preferred Stock.

Ranking...................  With respect to the payment of dividends and amounts upon liquidation, the Series A Preferred Stock will rank senior to the Common Stock which is the only capital stock of the Company currently outstanding. See "Description of Series A Preferred Stock--Rank," "--Dividends" and "--Liquidation Preference."

Use of Proceeds...........  The net proceeds from the sale of the Series A
                            Preferred Stock will be used to reduce borrowings under the Company's revolving credit facilities. See "Use of Proceeds."

Dividends.................  Dividends on the Series A Preferred Stock are
                            cumulative from the date of original issue and are payable quarterly in arrears on or about the fifteenth day of each January, April, July and October or, if not a business day, the next succeeding business day, to stockholders of record at the close of business on the last business day of March, June, September and December, respectively, or on such date designated by the Board of Directors for payment of distributions that is not more than 30 nor less than ten days prior to the Dividend Payment Date (as defined herein), commencing on July 15, 1998, at the fixed rate of % per annum of the Liquidation Preference
                            (equivalent to a fixed annual rate of $    per
                            share). The first dividend will be for less than a full quarter. Dividends on the Series A Preferred Stock will accrue whether or not the Company's credit facilities at any time prohibit the current payment of dividends, whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. See "Description of Series A Preferred Stock-- Dividends."

Liquidation Preference....  The liquidation preference for each share of Series
                            A Preferred Stock is $25.00, plus an amount equal to all accrued and unpaid dividends (whether or not declared). See "Description of Series A Preferred Stock--Liquidation Preference."

Redemption................  The Series A Preferred Stock is not redeemable prior to June , 2003 except as provided for in the Company's Charter. On and after such date, the Series A Preferred Stock may be redeemed for cash at the option of the Company, upon not less than 30 nor more than 60 days' written notice, in whole or in part, at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon, if any, to the date fixed for redemption, without interest. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) shall be payable solely out of the sale proceeds of other capital stock of the Company, which may include other series of preferred stock, and from no other source. In order to ensure that the Company continues to meet the requirements for qualification as a REIT for federal income tax purposes, a holder of shares of Series A Preferred Stock shall be deemed to violate the ownership limit in the Company's Charter, if such holder owns 9.8% or more (in value or in number, whichever is more restrictive) of the Company's outstanding Common Stock or Series A Preferred Stock. Shares held in violation of the ownership limit will be converted into Excess Stock. See "Description of Series A Preferred Stock--Redemption" and "--Restrictions on Ownership and Transfer."

Voting Rights.............  Holders of Series A Preferred Stock generally will have no voting rights except as required by law. However, whenever dividends on any shares of Series A Preferred Stock or any Parity Stock (as defined herein) shall be in arrears for six or more quarterly periods (whether consecutive or not), whether or not earned or declared, the holders of such shares (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two directors of the Company until all dividends accumulated on such shares of Series A Preferred Stock have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, certain changes to the terms of the Series A Preferred Stock that would be materially adverse to the rights of holders of the Series A Preferred Stock cannot be made without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock. Holders of Series A Preferred Stock will have certain other voting rights under Maryland law. See "Description of Series A Preferred Stock--Voting Rights."

Conversion................  The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company, except that the shares of Series A Preferred Stock may be exchanged by the Company for shares of Excess Stock in order to ensure that the Company remains a qualified REIT for federal income tax purposes. See "Description of Series A Preferred Stock--Restrictions on Ownership and Transfer."

Restrictions on
 Ownership................  Ownership by a single holder of more than 9.8% of any class or series of the capital stock of the Company, including the Series A Preferred Stock, is restricted in order to ensure that the Company remains a qualified REIT for federal income tax purposes. See "Description of Series A Preferred Stock--Restrictions on Ownership and Transfer."

Maturity..................  The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. See "Description of Series A Preferred Stock--Maturity."

Trading...................  Application has been made to list the Series A
                            Preferred Stock on the NYSE under the symbol "EGP PrA." If approved, trading of the Series A Preferred Stock on the NYSE is expected to commence within a 30-day period after the initial delivery of the shares of Series A Preferred Stock.

                                 RISK FACTORS

  An investment in the Series A Preferred Stock involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus before making a decision to purchase the Series A Preferred Stock.

FAILURE TO MANAGE RAPID GROWTH AND INTEGRATE OPERATIONS

  EastGroup is currently experiencing a period of rapid growth. Since January 1, 1998, EastGroup has acquired 22 industrial properties (the "Recent Acquisitions") aggregating approximately 3.1 million square feet of leasable space, for a total purchase price of approximately $109.1 million. Additionally, EastGroup has contracted to purchase five industrial properties (the "Proposed Acquisitions") aggregating approximately 1.1 million square feet of leasable space, for a total purchase price of approximately $43.5 million. See "Prospectus Supplement Summary--Recent Developments." The integration of the Recent Acquisitions and the Proposed Acquisitions (if consummated) into existing management and operating structures presents a significant management challenge. Although EastGroup believes that it has sufficient management depth to lead EastGroup through this period of rapid growth, there can be no assurance that it will be able to assimilate the Recent Acquisitions or any future acquisitions into its portfolio without certain operating disruptions or unanticipated costs. The failure to successfully integrate the Recent Acquisitions or any future acquisitions could have a material adverse effect on the results of operations and financial condition of EastGroup and its ability to pay expected distributions to stockholders. Further, there can be no assurance that properties which are acquired will perform in accordance with expectations or that cost estimates for improvements to, or further development of, acquired properties (including improvements which may be necessary to bring acquired properties up to the Company's standards) will be accurate. In addition, in connection with EastGroup's acquisition of Ensign in March 1998, EastGroup commenced its self-management for properties it owns or may acquire in Orlando and Tampa, Florida. There can be no assurance that the cost benefits anticipated in connection with such self-management will be achieved or that EastGroup will successfully integrate the operational structure necessary for the self-management of such properties.

REAL ESTATE FINANCING RISKS

  Existing Debt and Refinancing Risks. EastGroup is subject to the risks normally associated with debt financing, including the risk that EastGroup's cash flow will be insufficient to meet required payments of principal and interest, the risk of violating loan covenants, the risk of rising interest rates on EastGroup's variable rate debt and the risk that EastGroup will not be able to repay or refinance existing indebtedness on its properties (which generally will not have been fully amortized at maturity) or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. There can be no assurance that EastGroup will be able to refinance any indebtedness it may incur or otherwise obtain funds by selling assets or raising equity to make required payments on indebtedness.

  Substantial Debt Obligations; Secured Mortgage Debt. As of March 31, 1998, on a pro forma basis, EastGroup had approximately $137.9 million of non-recourse mortgage indebtedness secured by 29 of its properties, approximately $7.6 million of recourse mortgage indebtedness secured by two of its properties and ten of the properties secured the Acquisition Facility. In addition, properties which EastGroup may acquire in the future could be mortgaged to secure payment of indebtedness. If EastGroup is unable to generate funds to cover required payments of principal and interest on borrowings secured by any of these properties, the mortgage securing such properties could be foreclosed upon by, or such properties could otherwise be transferred to, the mortgagee with a consequent loss of income and asset value to EastGroup.

  Variable Rate Indebtedness. Advances under the Acquisition Facility and the Working Capital Facility bear interest at variable rates. In addition, EastGroup may incur indebtedness in the future that also bears interest at a variable rate or may be required to refinance its debt at higher rates. Accordingly, increases in interest rates could increase EastGroup's interest expense, which could adversely affect EastGroup's financial condition and ability to pay expected distributions to stockholders.

  No Limitation on Debt. As of May 28, 1998, EastGroup's ratio of debt to total market capitalization was approximately 38.8%. Upon completion of the Offering and application of the net proceeds therefrom, EastGroup's debt to total market capitalization will be approximately 31.3% (based on the May 28, 1998 closing sales price of the Common Stock on the NYSE of $19.81 per share). EastGroup's organizational documents do not contain any limitation on the amount of indebtedness it may incur. Accordingly, the Board of Directors could alter EastGroup's current debt structure and would do so, for example, if it were necessary in order for EastGroup to continue to qualify as a REIT. As a result, EastGroup could become more highly leveraged, resulting in an increase in debt service that could adversely affect EastGroup's financial condition and cash available for distribution to stockholders and could increase the risk of default on EastGroup's indebtedness.

REAL ESTATE INVESTMENT RISKS

  General Risks. EastGroup's investments generally consist of investments in industrial properties and as such will be subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of EastGroup's real estate investments and EastGroup's financial condition and ability to make expected distributions to its stockholders will be dependent upon its ability to operate its properties in a manner sufficient to maintain or increase revenues and to generate sufficient income in excess of operating expenses. Income from EastGroup's properties may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, changes in interest rates and in the availability, cost and terms of mortgage financings, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, adverse changes in zoning laws, civil unrest, acts of God, including earthquakes and other natural disasters (which may result in uninsured losses), acts of war and other factors which are beyond the control of EastGroup.

  Dependence on Primary Markets. Substantially all of the properties are located in the Sunbelt region of the United States and, therefore, EastGroup's financial condition and its ability to make expected distributions to stockholders will be linked to economic conditions in these markets as well as the market for industrial space generally. To the extent that these conditions impact the market rents for industrial space, they could have an adverse effect on EastGroup's financial condition and ability to make expected distributions to stockholders.

  Acquisition and Development Risks. EastGroup intends to pursue acquisitions of additional properties and selected development opportunities. Acquisitions and the development of new properties entail various risks, including that such properties will fail to perform in accordance with expectations and that estimates of the cost of improvements necessary to market, acquire, develop and operate such properties will prove inaccurate. The fact that EastGroup generally must distribute 95% of its ordinary taxable income in order to maintain its qualification as a REIT may limit EastGroup's ability to rely upon lease income from its properties or subsequently acquired properties to finance acquisitions or new developments. As a result, if debt or equity financing were not available on acceptable terms, further acquisitions or development activities might be curtailed or EastGroup's financial condition and cash available for distributions to stockholders might be adversely affected.

  Tenant Defaults. A substantial part of EastGroup's revenues and income is derived from rental income from real property. Consequently, EastGroup's financial condition and ability to make expected distributions to stockholders and to use its properties as collateral for its borrowings would be adversely affected if a significant number of tenants failed to meet their lease obligations. In the event of a default by a tenant, EastGroup may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. At any time, a tenant may also seek protection under the bankruptcy laws, which could result in the rejection and termination of such tenant's lease and thereby adversely affect EastGroup's financial condition and ability to make expected distributions to stockholders. If a tenant rejects its lease pursuant to applicable bankruptcy laws, EastGroup's claim for breach of the lease in excess of any applicable security deposit would (absent collateral securing the claim) be treated as a general unsecured claim. The amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one year's lease payment or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three year's lease payments).

  Value and Illiquidity of Real Estate. Real estate investments are relatively illiquid. EastGroup's ability to vary its portfolio in response to changes in economic and other conditions will therefore be limited. If EastGroup must sell an investment, there can be no assurance that it will be able to dispose of the investment in the time period it desires or that the sales price of the investment will recoup or exceed the amount of EastGroup's cost for the investment.

  Environmental Matters. EastGroup's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow by using such real property as collateral. Persons who arrange for the transportation, disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated, by such person. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. EastGroup is not aware of any material ACM issues at its properties. However, there can be no assurance that ACMs do not exist at properties owned by EastGroup. If there are ACMs at the properties that require removal or other remediation, the cost thereof could be substantial and could have an adverse effect on the value of the such property.

  Environmental laws may also impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership and operation of its properties, EastGroup may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect EastGroup's results of operations and financial condition and ability to make expected distributions to stockholders. Phase I environmental site assessments ("ESAs") have been conducted at all of the properties by qualified independent environmental engineers. The purpose of Phase I ESAs is to identify potential sources of contamination for which any of the properties may be responsible and to assess the status of environmental regulatory compliance. ESAs have not revealed any environmental liability or compliance concerns, nor is EastGroup aware of any such liability or concerns. It is possible, however, that these ESAs did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which EastGroup is currently unaware. EastGroup has not been notified by any governmental authority, and has no other knowledge of, any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of its properties. EastGroup intends to perform additional Phase I ESAs with respect to all properties acquired in the future.

  Competition. All of the properties owned by EastGroup are located in developed areas. There are numerous other industrial properties and real estate companies within the market area of each such property which will compete with EastGroup for tenants and acquisition and development opportunities. The number of competitive industrial properties and real estate companies in such areas could have a material effect on (i) EastGroup's ability to rent space at its properties; (ii) the amount of rents currently charged and to be charged upon expiration of leases; (iii) the amount of tenant improvements and other tenant concessions required to lease the properties; and (iv) acquisition and development opportunities. EastGroup will compete for tenants and acquisitions with other competitors who have greater financial resources than EastGroup.

  Uninsured and Underinsured Losses. EastGroup has obtained or has caused its tenants to obtain commercial general liability, fire and extended coverage insurance with respect to its properties of the types and in the amounts which EastGroup believes are customarily obtained for or by an owner of industrial properties. EastGroup plans to obtain similar coverage for properties acquired in the future. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable. The Board of Directors and management of EastGroup will use their discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the investments of EastGroup, as the case may be, at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the lost investment of EastGroup. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by EastGroup might not be adequate to restore its economic position with respect to such property.

  Property Taxes. EastGroup's properties are subject to real property taxes. The real property taxes on the properties may increase or decrease as property tax rates change and as the value of the properties are assessed or reassessed by taxing authorities. If property taxes increase, EastGroup's ability to make distributions to its stockholders could be adversely affected.

  Cost of Compliance with Americans with Disabilities Act. Under the Americans with Disabilities Act of 1990, as amended (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. Compliance with the public accommodations provision of the ADA could require the removal of access barriers, and noncompliance could result in the imposition of fines or awards of damages. Additional legislation may impose further burdens or restrictions on owners with respect to access by disabled persons. In many instances, the applicability and requirements of the ADA are not clear. Accordingly, the cost of compliance with the ADA or such legislation is not currently ascertainable, and, while such costs are not expected to have a material adverse effect on EastGroup's financial condition, such costs could be substantial. EastGroup has not undertaken ADA studies of all of its properties and, as to those properties with respect to which EastGroup has not undertaken ADA studies, possible costs of compliance could arise.

CONFLICTS OF INTEREST

  Leland R. Speed serves as Chairman of both EastGroup and Parkway Properties, Inc. ("Parkway"), a REIT with a focus on office properties principally in the Southeastern United States and Texas. EastGroup and Parkway are housed in separate offices and have no other common directors or officers. As both companies carry out their strategic plans, management of each company has stated its intention not to transfer properties between the two entities, and each company intends to pursue its distinct corporate plan. There can be no assurance that conflicts of interest will not arise between the two companies in the future.

LIMITS ON CHANGES IN CONTROL

  Certain provisions contained in the Charter, Bylaws, certain of EastGroup's agreements, and certain provisions of Maryland law may have the effect of discouraging a third party from making an acquisition proposal for EastGroup and may thereby inhibit a change in control of EastGroup. These include provisions of the Maryland General Corporation Law relating to certain "business combinations" and "control share" acquisitions involving Maryland corporations, EastGroup's Change in Control Agreements with certain executive officers, and certain provisions of the Charter intended to protect EastGroup's status as a REIT described below under "--Possible Adverse Consequences of Limits on Ownership of Shares." Such provisions may (i) deter tender offers for the capital stock of the Company, which may be attractive to the stockholders; or (ii) deter purchases of large blocks of capital stock of the Company, thereby limiting the opportunity for stockholders to receive a premium for their shares over then-prevailing market prices.

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES

  The provisions of the Charter provide that if a transfer of stock of EastGroup or a change in the capital structure of EastGroup would result in
(i) any person (as defined in the Charter) directly or indirectly acquiring beneficial ownership of more than 9.8% (in value or in number, whichever is more restrictive) of the outstanding capital stock of EastGroup excluding Excess Stock; (ii) the outstanding shares of EastGroup being constructively or beneficially owned by fewer than 100 persons; or (iii) EastGroup being "closely held" within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended (the "Code"), then: (A) any proposed transfer will be void ab initio and will not be recognized by EastGroup; (B) EastGroup will have the right to redeem the shares proposed to be transferred; and (C) the shares proposed to be transferred will be automatically converted into and exchanged for shares of a separate class of stock, the excess stock, par value $0.0001 per share, of EastGroup ("Excess Stock"), having no dividend or voting rights. Holders of Excess Stock do have certain rights in the event of any liquidation, dissolution or winding up of the Company. The Charter further provides that the Excess Stock will be held by EastGroup as trustee for the person or persons to whom the shares are ultimately transferred, until such time as the shares are retransferred to a person or persons in whose hands the shares would not be Excess Stock and certain price-related restrictions are satisfied. These provisions are designed to enable EastGroup to meet the share ownership requirements applicable to REITs under the Code, but may also have an anti-takeover effect of discouraging tender offers or purchases of large blocks of stock, thereby limiting the opportunity for stockholders to receive a premium for their shares over then-prevailing market prices.

POSSIBLE ADVERSE IMPACT OF MARKET CONDITIONS ON MARKET PRICE

  The market value of the Series A Preferred Stock could be substantially affected by general market conditions, including changes in interest rates, government regulatory action and changes in tax laws. An increase in market interest rates may lead purchasers of the Series A Preferred Stock to demand a higher annual dividend yield on the Series A Preferred Stock, which could adversely affect the market price of the Series A Preferred Stock. Moreover, numerous other factors, such as government regulatory action and changes in tax laws, could have a significant impact on the future market price of the Series A Preferred Stock or other securities.

REIT TAX RISKS

  EastGroup believes that it has operated in a manner so as to qualify as a REIT under the Code for each of its taxable years since its formation in 1969. Although the Company believes that EastGroup has been organized and operated, and will continue to operate in such a manner, no assurance can be given that EastGroup has operated or will be able to continue to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT depends upon EastGroup meeting and continuing to meet the various highly technical and complex Code provisions and REIT qualification rules, which include (i) maintaining ownership of specified minimum levels of real estate related assets; (ii) generating specified minimum levels of real estate related income; (iii) maintaining certain diversity of ownership requirements with respect to EastGroup shares; and (iv) distributing at least 95% of all real estate investment taxable income on an annual basis. There are only limited judicial and administrative interpretations of such rules. Furthermore, the determination of various factual matters and circumstances not entirely within EastGroup's control may affect EastGroup's ability to qualify as a REIT.

  If EastGroup fails to qualify as a REIT for any taxable year, EastGroup will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, EastGroup will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of EastGroup available for investment or distribution to stockholders because of the additional tax liability to EastGroup for the year or years involved. In addition, distributions would no longer be required to be made. To the extent that distributions to stockholders had been made based on EastGroup's qualification as a REIT, EastGroup might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. See "Federal Income Tax Considerations--Taxation of the Company" in the Prospectus attached hereto.

FORWARD-LOOKING STATEMENTS

  The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This Prospectus Supplement, the accompanying Prospectus and other materials filed or to be filed by the Company with the Securities and Exchange Commission (the "Commission") under the Exchange Act and incorporated by reference in the accompanying Prospectus contain or will contain forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements include information relating to acquisitions and other business development activities, future capital expenditures, financing sources and availability and the effects of regulations (including environmental regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements contained in this Prospectus Supplement or the accompanying Prospectus or incorporated by reference in such Prospectus. These risks and uncertainties include, but are not limited to, uncertainties affecting real estate businesses generally (such as entry into new leases, renewals of leases and dependence on tenants' business operations), risks relating to acquisition and development activities, possible environmental liabilities, risks relating to leverage, debt service and obligations with respect to the payment of dividends (including availability of financing terms acceptable to the Company and sensitivity of the Company's operations to fluctuations in interest rates), the potential for the need to use borrowings to make distributions necessary for the Company to qualify as a REIT or to fund the payment of dividends, dependence on the primary markets in which the Company's properties are located, the existence of complex regulations relating to the Company's status as a REIT and the adverse consequences of the failure of the Company to qualify as a REIT and the potential adverse impact of market interest rates on the market price for the Company's securities.

                                  THE COMPANY

GENERAL

  EastGroup is a self-administered REIT focused primarily on the ownership, acquisition and selective development of industrial properties located in major Sunbelt markets throughout the United States. As of June 1, 1998, EastGroup's portfolio included 71 industrial properties in ten states containing approximately 12.3 million square feet of leasable space, six industrial properties under development or in initial lease-up containing approximately 468,000 square feet, as well as three office buildings containing approximately 390,000 square feet of leasable space. As of April 30, 1998, the industrial portfolio (excluding the six properties currently under development or in initial lease-up) was 97% leased.

  Since January 1, 1998, EastGroup has acquired 22 industrial properties, aggregating approximately 3.1 million square feet of leasable space, for a total purchase price (including closing costs) of approximately $109.1 million, and has entered into contracts to purchase five additional industrial properties aggregating approximately 1.1 million square feet of leasable space for a total purchase price (including anticipated closing costs) of approximately $43.5 million. See "Properties." Since January 1, 1998, EastGroup has entered into an agreement to sell one apartment complex for an aggregate sale price of approximately $6.7 million. EastGroup anticipates that the sale proceeds will be applied principally to reduce indebtedness and acquire industrial properties. This transaction is subject to the purchaser's due diligence review and customary closing conditions, and therefore no assurance can be given that such sale will be completed. EastGroup plans to dispose of the remaining three office buildings and four apartment complexes in its portfolio over time.

  EastGroup is in the process of reorganizing its operations into an UPREIT structure under which all of EastGroup's real estate assets will be owned by the Operating Partnership. The Company anticipates that the UPREIT structure will enable it to pursue new investment opportunities by giving EastGroup the ability to offer units in the Operating Partnership to property owners in exchange for properties in transactions intended to achieve certain tax advantages.

  Upon completion of the Offering and the application of the net proceeds therefrom, EastGroup's ratio of debt to total market capitalization (defined as the market value of all outstanding shares of Common Stock plus the principal amount of outstanding debt) will be approximately 31.3% (based on the May 28, 1998 closing sales price of the Common Stock on the NYSE of $19.81 per share) and EastGroup will have approximately $110 million of borrowing capacity under its revolving credit facilities.

  EastGroup was organized in 1969 and current management assumed control in 1983. EastGroup's principal executive offices are located at 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201-2195. Its telephone number is (601) 354-3555.

INVESTMENT STRATEGY

  EastGroup pursues a unique three-pronged investment strategy which includes:
(i) the acquisition of industrial properties at favorable initial yields, with opportunities to improve cash flow performance through active and efficient management; (ii) the selective development of industrial properties in markets where EastGroup already has a presence and where market conditions justify such investments; and (iii) the acquisition of existing public and private real estate companies or REITs. Although EastGroup intends to focus its future acquisitions on industrial properties, EastGroup may acquire property portfolios or companies which include both industrial properties and other asset types. Recent examples of EastGroup's investment strategy include the following:

    (i) Recent and Proposed Acquisitions. Since January 1, 1998, the Company has completed the acquisition of 22 industrial properties aggregating approximately 3.1 million square feet of leasable space for an aggregate purchase price of approximately $109.1 million. These acquisitions complement EastGroup's existing portfolio in major Sunbelt markets. In addition, the Company has entered into contracts to purchase the Proposed Acquisitions aggregating 1.1 million square feet of leasable space for an aggregate purchase price of approximately $43.5 million.

    (ii) Selective Development. EastGroup has six industrial property development projects currently underway or in initial lease-up. In Orlando, Florida, EastGroup is developing the John Young Distribution Center, a $2.9 million industrial property with approximately 51,000 square feet. This property is located in Orlando Central Park on the south side of the city in an area where EastGroup already owns two fully occupied industrial properties, Exchange Distribution Center (containing approximately 139,000 square feet of leasable space) and Chancellor Distribution Center (containing approximately 51,000 square feet of leasable space). Construction is tentatively scheduled for completion in July 1998. In February 1998, EastGroup purchased two parcels of land totaling 15.1 acres in Houston, Texas and commenced development of approximately 233,700 square feet of warehouse distribution space in three buildings, World Houston Six, Seven and Eight, on such parcels. The expected cost of World Houston Six, Seven and Eight is approximately $10.6 million and EastGroup expects to complete these projects in September and October 1998. World Houston Six is 100% pre-leased.

    In Orlando, Florida, EastGroup currently has in the lease-up stage, the Sunbelt Distribution Center II ("Sunbelt II"). This is a $2.3 million industrial facility located adjacent to the existing properties of Sunbelt Distribution Center and Laquinta Distribution Center. Sunbelt II contains approximately 61,000 square feet and construction was completed in March 1998. In Tampa, Florida, EastGroup currently has in the lease-up stage the Walden Distribution Center ("Walden"). This is a $4.0 million industrial facility located east of Tampa. Walden contains approximately 122,000 square feet and construction was completed in March 1998. In addition to these six projects, EastGroup has nine additional industrial property development projects in the planning stages, representing an aggregate potential additional investment of approximately $43.8 million.

    (iii) Acquisition of public and private real estate companies and REITs. In addition to direct property acquisitions, EastGroup also seeks to grow its portfolio through the acquisition of other public and private real estate companies and REITs. On June 1, 1998, EastGroup completed the Meridian VIII Acquisition, which significantly expanded EastGroup's industrial portfolio. The Meridian VIII Acquisition added 18 industrial properties totaling over 2.6 million square feet of leasable space in major Sunbelt markets. The Meridian VIII Acquisition was completed for an aggregate consideration of approximately $103.6 million, which included the Company's investment in Meridian VIII, estimated costs of the merger and the assumption of approximately $33.5 million of Meridian VIII's debt. On June 19, 1996, EastGroup completed the Copley Acquisition. The Copley Acquisition added 11 properties (nine industrial properties and two office buildings), totaling over 2.0 million square feet of leasable space, principally in Arizona and California. The Copley Acquisition was completed for aggregate consideration of approximately $116.0 million. Also in May 1996, EastGroup completed the LNH Acquisition for an aggregate consideration of approximately $18.0 million. Prior to their acquisition by EastGroup, Meridian VIII, Copley and LNH were publicly traded REITs. EastGroup's management has extensive experience in the acquisition of real estate companies and REITs, and management believes that through such acquisitions EastGroup can significantly expand its portfolio while providing value both to EastGroup's stockholders and to the stockholders of acquired companies.

FINANCING STRATEGY

  EastGroup intends to maintain a conservative capital structure with a total debt to total market capitalization ratio ranging between 30% and 45%. As of May 28, 1998, the Company's ratio of debt to total market capitalization was 38.8%. Upon completion of the Offering and application of the net proceeds therefrom, EastGroup's total debt to total market capitalization will be approximately 31.3% (based on the May 28, 1998 closing sales price of the Common Stock on the NYSE of $19.81 per share). The Company intends to optimize its financial flexibility through the utilization of both secured and unsecured debt, as well as through a variety of equity and equity-linked financial instruments, including preferred stock, in order to finance its investment and operational strategies to maximize stockholder returns.

PROPERTY MANAGEMENT

  EastGroup has implemented an aggressive property management and leasing strategy conducted by professionals with extensive experience and knowledge of local markets and property types. With the exception of 25 properties which are currently self-managed or will be self-managed by July 1, 1998, all of EastGroup's properties are managed by professional property management firms which report directly to EastGroup's management. The activities of the property managers are overseen by four asset management professionals at EastGroup's headquarters in Jackson, Mississippi. These individuals make regular visits to all of the properties, establish operating standards and budgets, supervise repair and maintenance activities and assist in lease negotiations, particularly with larger tenants. EastGroup's asset managers also regularly evaluate the performance of the individual property managers. Operating statements for the properties prepared by the property managers are reviewed by four certified public accountants at EastGroup's headquarters. As EastGroup continues to expand its portfolio, management intends to review arrangements with its independent property managers on a continuous basis, with the goal of internalizing property management functions over time.

                                  PROPERTIES

  The following table contains certain information with respect to EastGroup's properties, including the Recent Acquisitions:

                               TOTAL        TOTAL SQUARE
                             INVESTMENT       FEET OF       PERCENT       YEAR(S)
     PROPERTY TYPE,            AS OF          LEASABLE     LEASED AT    ACQUIRED OR
   LOCATION AND NAME     MARCH 31, 1998 (1)    SPACE     APRIL 30, 1998 CONSTRUCTED
   -----------------     ------------------ ------------ -------------- -----------
                           (IN THOUSANDS)
 INDUSTRIAL PROPERTIES
ARIZONA
 Phoenix
  Broadway Industrial
   Center...............      $ 4,204          121,000        100%         1996
  East Maricopa Distri-
   bution Center........          853 (2)       14,000          0 (3)      1998
  East University I and
   II...................        5,674 (2)      145,000        100          1998
  Estrella Distribution
   Center...............        5,321          174,000        100          1998
  Metro Business Park...       10,070          189,000        100          1996
  7th Street Distribu-
   tion Center..........        1,887 (2)       39,000         96          1998
  35th Avenue Distribu-
   tion Center..........        2,806          124,000        100          1997
  51st Avenue Distribu-
   tion Center..........        2,324           79,000         57 (4)      1998
  55th Street Distribu-
   tion Center..........        4,707 (2)      131,000        100          1998
 Tucson
  Chamberlain Distribu-
   tion Center..........        4,074          120,000        100          1997
                              -------        ---------        ---
    Total Arizona.......      $41,920        1,136,000         96%
                              -------        ---------        ---
CALIFORNIA
 Chino
  Ethan Allen Distribu-
   tion Center..........      $12,525 (2)      300,000        100%         1998
 Los Angeles Metro Area
  Dominguez Distribution
   Center...............       10,031          262,000        100          1996
  Kingsview Industrial
   Center...............        3,217           83,000        100          1987
  Walnut Business Cen-
   ter..................        8,201          234,000        100          1996
  Washington Distribu-
   tion Center..........        6,661          141,000        100          1997
 San Diego
  Eastlake Distribution
   Center...............        9,949          191,000        100          1997

                               TOTAL        TOTAL SQUARE
                             INVESTMENT       FEET OF       PERCENT       YEAR(S)
     PROPERTY TYPE,            AS OF          LEASABLE     LEASED AT    ACQUIRED OR
   LOCATION AND NAME     MARCH 31, 1998 (1)    SPACE     APRIL 30, 1998 CONSTRUCTED
   -----------------     ------------------ ------------ -------------- -----------
                           (IN THOUSANDS)
CALIFORNIA (Continued)
 San Francisco Bay Area
  Huntwood Associates...      $ 19,210         514,000        100%            1996
  Nobel Center..........         4,237          54,000         98             1987
  San Clemente Distribu-
   tion Center..........         2,897          81,000        100             1997
  Wiegman Associates....        10,985         262,000        100             1996
 Santa Barbara
  University Business
   Center (5)...........        27,795         230,000        100             1996
                              --------       ---------        ---
    Total California....      $115,708       2,352,000        100%
                              --------       ---------        ---
COLORADO
 Denver
  Rampart Distribution
   Center...............      $  5,172         116,000         92%            1988
  Rampart Distribution
   Center II............         3,207          66,000        100             1997
                              --------       ---------        ---
    Total Colorado......      $  8,379         182,000         95%
                              --------       ---------        ---
FLORIDA
 Fort Lauderdale/Pompano
  LinPro Commerce Cen-
   ter..................      $  2,905          99,000         87%            1996
  Park Ridge Distribu-
   tion Center..........         3,044 (2)      46,000        100             1998
  Sample/I-95 Business
   Park.................         7,960         157,000        100             1996
  Cypress Creek Business
   Park.................         2,733          56,000        100             1997
  Lockhart Business
   Park.................         3,685         118,000        100             1997
  West Palm I and II....         3,218 (2)      26,000        100             1998
 Jacksonville
  Ellis Distribution
   Center...............         8,104         337,000        100             1997
  Deerwood Distribution
   Center...............         4,097         126,000        100          1989/97
  Lake Pointe Business
   Park.................        11,127         376,000        100             1993
  Phillips Distribution
   Center...............         6,017         161,000         86          1994/95
  Westside Distribution
   Center...............        13,145         502,000         87             1997
 Orlando
  Chancellor Distribu-
   tion Center..........         2,002          51,000        100             1997
  Exchange Distribution
   Center...............         3,433         139,000        100          1994/97
  LaQuinta Distribution
   Center...............           826          33,000        100             1989
  Sunbelt Distribution
   Center...............         6,747         208,000         98             1989
 Tampa
  Benjamin Distribution
   Center...............         4,632          93,000        100             1997
  56th Street Commerce
   Park (6).............         4,114         181,000         94             1993
  JetPort Commerce Park
   (7)..................         5,410         220,000         95       1993/94/95
  Palm River Distribu-
   tion Center I........         2,719          72,000        100             1997
  Palm River Distribu-
   tion Center II.......         2,858          72,000         83             1997
  Westport Commerce Cen-
   ter (7)..............         5,240         140,000         94             1994
                              --------       ---------        ---
    Total Florida.......      $104,016       3,213,000         95%
                              --------       ---------        ---
LOUISIANA
 New Orleans
  Elmwood Business
   Park.................      $  9,244         262,000         96%            1997
  Riverbend Business
   Park.................        20,235         591,000         96             1997
                              --------       ---------        ---
    Total Louisiana.....      $ 29,479         853,000         96%
                              --------       ---------        ---

                                TOTAL        TOTAL SQUARE
                              INVESTMENT       FEET OF       PERCENT       YEAR(S)
     PROPERTY TYPE,             AS OF          LEASABLE     LEASED AT    ACQUIRED OR
   LOCATION AND NAME      MARCH 31, 1998 (1)    SPACE     APRIL 30, 1998 CONSTRUCTED
   -----------------      ------------------ ------------ -------------- -----------
                            (IN THOUSANDS)
MICHIGAN
 Auburn Hills
  Auburn Facility.......       $ 16,360 (2)      114,000       100%         1998
                               --------       ----------       ---
    Total Michigan......       $ 16,360          114,000       100%
                               --------       ----------       ---
MISSISSIPPI
 Jackson
  Interchange A, B and
   D....................       $  5,398          127,000        98%         1997
                               --------       ----------       ---
    Total Mississippi...       $  5,398          127,000        98%
                               --------       ----------       ---
OKLAHOMA
 Oklahoma City
  Lakeside Distribution
   Center...............       $  1,383           60,000       100%         1994
 Tulsa
  Braniff Park West.....          6,089          259,000       100          1996
                               --------       ----------       ---
    Total Oklahoma......       $  7,472          319,000       100%
                               --------       ----------       ---
TENNESSEE
 Memphis
  Air Park Distribution
   Center I.............       $  2,161           92,000       100%         1998
  Air Park Distribution
   Center II............            333 (2)       17,000       100          1998
  Delp Distribution Cen-
   ter I, II and III....          5,314 (2)      274,000       100          1998
  Getwell Distribution
   Center...............            764 (2)       26,000       100          1998
  Lamar Distribution
   Center I and II......          6,744 (2)      276,000       100          1998
  Penney Distribution
   Center...............          2,463 (2)      106,000       100          1998
  Senator Street Distri-
   bution Center I......          2,745           80,000        95          1997
  Senator Street Distri-
   bution Center II.....          2,205 (2)      105,000       100          1998
 Nashville
  Waldenbooks Distribu-
   tion Center..........         21,580 (2)      564,000       100          1998
                               --------       ----------       ---
    Total Tennessee.....       $ 44,309        1,540,000       100%
                               --------       ----------       ---
TEXAS
 Dallas
  Ambassador Row Ware-
   houses...............       $  6,123 (2)      317,000        73%         1998
  Carpenter Duplex......          1,080 (2)       47,000       100          1998
  Exchange Warehouses...          1,946           58,000       100          1988
  Interstate Ware-
   houses...............          7,372          247,000        93          1988
  Stemmons Circle Dis-
   tribution Center.....          2,375           99,000       100          1998
  Venture Warehouses....          5,932          209,000       100          1988
  Viscount Row Distribu-
   tion Center..........          2,047 (2)      104,000       100          1998
  109th Street Distribu-
   tion Center..........            980           54,000       100          1997
 El Paso
  Butterfield Trail Dis-
   tribution Center.....         19,848          675,000        96          1997
 Houston
  Lockwood Distribution
   Center...............          6,245          392,000       100          1997
  Northwest Point Busi-
   ness Park............          7,193          232,000       100          1994
  West Loop II Business
   Park.................          3,004           77,000        81          1997
                               --------       ----------       ---
    Total Texas.........       $ 64,145        2,511,000        94%
                               --------       ----------       ---
TOTAL INDUSTRIAL PROPER-
 TIES...................       $437,186       12,347,000        97%
                               ========       ==========       ===

                                                TOTAL SQUARE
                                  TOTAL           FEET OF       PERCENT       YEAR(S)
     PROPERTY TYPE,           INVESTMENT AS       LEASABLE     LEASED AT    ACQUIRED OR
   LOCATION AND NAME      OF MARCH 31, 1998 (1)    SPACE     APRIL 30, 1998 CONSTRUCTED
   -----------------      --------------------- ------------ -------------- -----------
                             (IN THOUSANDS)
    OFFICE BUILDINGS
CALIFORNIA
 Los Angeles Metro Area
  Los Angeles Corporate
   Center...............         $ 6,893           77,000         100%           1996
MARYLAND
 Columbia
  Columbia Place........          12,012          115,000         100            1996
VIRGINIA
 Tysons Corner
  8150 Leesburg Pike....          21,038          198,000         100         1975/89
                                 -------          -------         ---
TOTAL OFFICE BUILDINGS..         $39,943          390,000         100%
                                 =======          =======         ===

                                                    TOTAL SQUARE
                                                       FEET OF
                                     ESTIMATED        LEASABLE
                                       TOTAL         SPACE UPON     SCHEDULED
        PROPERTY TYPE,             INVESTMENT AS    COMPLETION OF COMPLETION OF
      LOCATION AND NAME         OF MAY 15, 1998 (8)  DEVELOPMENT  CONSTRUCTION
      -----------------         ------------------- ------------- -------------
                                  (IN THOUSANDS)
INDUSTRIAL DEVELOPMENT PROPER-
             TIES
FLORIDA
 Orlando
  John Young Distribution Cen-
   ter........................        $ 2,888           51,000         7/1998
  Sunbelt Distribution Center
   II.........................          2,298           61,000         3/1998
 Tampa
  Walden Distribution Center..          4,008          122,000         3/1998
TEXAS
 Houston
  World Houston 6, 7 and 8....         10,600          234,000     9/1998 and
                                                                      10/1998
                                      -------          -------
TOTAL INDUSTRIAL DEVELOPMENT
 PROPERTIES...................        $19,794          468,000
                                      =======          =======

                                 TOTAL          TOTAL      PERCENT
     PROPERTY TYPE,          INVESTMENT AS      NUMBER    LEASED AT      YEAR
   LOCATION AND NAME     OF MARCH 31, 1998 (1) OF UNITS APRIL 30, 1998 ACQUIRED
   -----------------     --------------------- -------- -------------- --------
                            (IN THOUSANDS)
       APARTMENTS
ALABAMA
 Daphne (Mobile)
  Grande Pointe Apart-
   ments................        $ 6,669          180          98%        1994
GEORGIA
 Atlanta
  LaVista Apartments....          8,741          240          93         1991
MISSISSIPPI
 Jackson
  Hampton House Apart-
   ments................          6,651          164          95         1994

                                 TOTAL          TOTAL      PERCENT
     PROPERTY TYPE,          INVESTMENT AS      NUMBER    LEASED AT      YEAR
   LOCATION AND NAME     OF MARCH 31, 1998 (1) OF UNITS APRIL 30, 1998 ACQUIRED
   -----------------     --------------------- -------- -------------- --------
                            (IN THOUSANDS)
TEXAS
 San Antonio
  Doral Club Apart-
   ments................        $ 7,259           296         95%        1992
  Sutton House Apart-
   ments................          8,755           265         95         1993
                                -------         -----        ---
TOTAL APARTMENTS........        $38,075         1,145         95%
                                =======         =====        ===

--------
(1) Total Investment for properties acquired prior to March 31, 1998, represents the Company's total investment (on a gross basis) as of March 31, 1998 and for properties acquired subsequent to March 31, 1998, represents the Company's purchase price (including estimated closing costs).
(2) This property was acquired in the Meridian VIII Acquisition. The total purchase price allocated to the properties acquired from Meridian VIII was approximately $96.9 million. The Total Investment for each of the Meridian VIII properties is based on a preliminary review of the respective fair values of such properties. Final allocations will be made based upon the final review of the properties. Any differences in the preliminary amounts and the final allocations are not expected to be material.
(3) This property was acquired in the Meridian VIII Acquisition. Meridian VIII has previously determined the existence of a soil settlement problem at East Maricopa Distribution Center. In that regard, in 1996, Meridian VIII instituted and settled a lawsuit against the entity from which Meridian VIII purchased the property and a related party. Meridian VIII commenced a construction project to rehabilitate the property and EastGroup anticipates completion in the summer of 1998. The amount of the lawsuit settlement is expected to offset, to a material extent, the costs of rehabilitation and reconstruction.
(4) As of June 1, 1998, 51st Avenue Distribution Center is 100% leased.
(5) Represents 100% of the property. EastGroup owns an 80% tenancy-in-common interest in this property.
(6) Represents 100% of the property. EastGroup owns a 75% tenancy-in-common interest in six buildings located at 56th Street Commerce Park and a 100% ownership interest in an additional building located at 56th Street Commerce Park.
(7) Represents 100% of the property. EastGroup owns a 75% tenancy-in-common interest in these assets.
(8) Estimated Total Investment is defined as the Company's anticipated total development costs as of May 15, 1998, including the cost of the land, tenant improvements, capitalized interest and leasing commissions.

PROPOSED ACQUISITIONS

  The Company has entered into contracts to purchase the Proposed Acquisitions aggregating approximately 1.1 million square feet of leasable space for an aggregate purchase price of approximately $43.5 million. EastGroup intends to fund the purchase of the Proposed Acquisitions principally with borrowings on the Company's revolving credit facilities. The Proposed Acquisitions, which are expected to close in June 1998, are subject to the completion of EastGroup's due diligence review and customary closing conditions. Accordingly, there can be no assurance that the Company will acquire any of these properties. The following table summarizes the Proposed Acquisitions.

                                                 TOTAL     PERCENT
                                ANTICIPATED   SQUARE FEET LEASED AT
                                  PURCHASE    OF LEASABLE APRIL 30,      YEAR
PROPERTY LOCATION AND NAME       PRICE (1)       SPACE      1998      CONSTRUCTED
--------------------------     -------------- ----------- ---------   -----------
                               (IN THOUSANDS)
ARIZONA
 Tucson
  Wal-Mart Distribution Cen-
   ter........................    $ 5,754        162,000     100% (2)    1995
CALIFORNIA
 Los Angeles
  Industry Distribution Cen-
   ter........................     22,567        572,000      94         1997 (3)
FLORIDA
 Fort Lauderdale/Pompano
  Interstate Commerce Distri-
   bution Center..............      3,281         85,000     100         1988
TEXAS
 Houston
  America Plaza...............      5,315        121,000     100         1996
  World Houston One and Two...      6,555        158,000     100         1996
                                  -------      ---------     ---
    Total/Weighted Average....    $43,472      1,098,000      99%
                                  =======      =========     ===

--------
(1) Anticipated Purchase Price is defined as contract price plus estimated closing costs.
(2) Wal-Mart Distribution Center is presently vacant but 100% leased subject to a lease which expires in March 2005. The lease contains a one-time cancellation clause effective March 2000 pursuant to which the tenant could cancel the lease upon 12 months written notice and payment of $812,000.
(3) Industry Distribution Center was originally built in 1959 as a manufacturing facility and was completely refurbished into a multi-tenant industrial building in 1997.

SIGNIFICANT TENANTS

  As of June 1, 1998, EastGroup's properties were leased to approximately 581 tenants and no tenant accounted for more than approximately 3.1% of the total annualized rental revenue. The Company seeks high-quality tenants with a national, regional and local mix, high credit quality and diversified cash flows. The following table sets forth certain information regarding the ten largest tenants of EastGroup's properties based upon square feet of leasable space as of June 1, 1998. The table does not include information with respect to properties acquired subsequent to June 1, 1998.

                                                TENANT'S PERCENT
                                                    OF TOTAL      ANNUALIZED  PERCENT OF TOTAL    LEASE
                                SQUARE FEET OF   SQUARE FEET OF     RENTAL       ANNUALIZED     EXPIRATION
              TENANT            LEASABLE SPACE   LEASABLE SPACE   REVENUE (1)  RENTAL REVENUE      DATE
              ------            --------------- ----------------- ----------- ----------------- -----------
  1. Walden Book Company,
      Inc....................        564,300           4.44%      $1,867,322         3.11%        05/2012
  2. Palmer Distribution
      Services, Inc..........        392,291           3.08        1,106,261         1.84         12/2002
  3. Office Depot, Inc. (2)..        328,650           2.58        1,201,581         2.00         09/2005
                                                                                                  07/1998 (3)
                                                                                                      and
                                                                                                  11/1998 (4)
  4. Ethan Allen Inc.........        300,300           2.36        1,132,755         1.89         01/2010
  5. Price Transfer, Inc.....        261,500           2.06        1,066,920         1.78         01/2003
  6. Thomson Consumer........        260,498           2.05        1,015,942         1.69         05/2001
  7. Excel Logistics, Inc....        158,708           1.25          460,253         0.77         03/2001
  8. Beatrice/Hunt-Wesson
      Corporation............        151,984           1.19          323,736         0.54         07/1999
  9. Kirk Paper Corporation
      .......................        139,400           1.10          587,734         0.98         06/2003
 10. Sunclipse, Inc. (5).....        137,482           1.08          551,211         0.92         01/2001
                                                                                                      and
                                                                                                  05/2002
                                   ---------          -----       ----------        -----
     Total...................      2,695,113          21.19%      $9,313,715        15.52%
                                   =========          =====       ==========        =====

--------
(1) Annualized Rental Revenue is defined as total square feet of leasable space multiplied by the effective gross rental rate per square foot of leasable space as of March 31, 1998.
(2) This tenant leases 125,700 square feet of leasable space at Wiegman Associates, 159,750 square feet of leasable space at Riverbend Business Park and 43,200 square feet of leasable space at Estrella Distribution Center.
(3) The Company is currently marketing the space subject to this lease.
(4) The Company is currently in negotiations with respect to renewal of this lease.
(5) This tenant leases 56,982 square feet of leasable space at Walnut Business Center and 80,500 square feet of leasable space at San Clemente Distribution Center.

LEASE EXPIRATIONS

  The following table sets forth a schedule of lease expirations for leases in place as of March 31, 1998 through the year 2002, for EastGroup's properties, assuming that none of the tenants exercises renewal options. The table does not include information with respect to properties acquired subsequent to June 1, 1998.

                                                                               WEIGHTED AVERAGE
                                                           PERCENT OF           EXPIRING BASE
                          SQUARE   PERCENT OF    ANNUAL    ANNUAL BASE           RENTAL RATE/
                         FEET OF      TOTAL     BASE RENT     RENT                NET SQUARE
                         LEASABLE  SQUARE FEET    UNDER    REPRESENTED  NUMBER     FEET OF
                          SPACE    OF LEASABLE  EXPIRING   BY EXPIRING    OF       LEASABLE
                         EXPIRING     SPACE     LEASES (1)    LEASES    LEASES       SPACE
                         --------- ------------ ---------- ------------ ------ -----------------
1998 (2)................ 1,680,703    13.20%    $6,931,774    11.56%     124         $4.12
1999.................. . 2,267,722    17.81      9,819,266    16.37      142          4.33
2000.................... 1,577,502    12.39      7,418,049    12.37       94          4.70
2001.................... 1,934,293    15.19      8,922,120    14.87       82          4.61
2002.................... 1,759,743    13.82      8,531,923    14.22       68          4.85

--------
(1) Annual Base Rent is the sum of amounts contractually due on an annual basis, which may include taxes, insurance and common area maintenance.
(2) Represents lease expiration data from April 1, 1998 to December 31, 1998.

                                USE OF PROCEEDS

  The net proceeds to EastGroup from the Offering, after payment of expenses incurred in connection with the Offering, are estimated to be approximately $57.6 million (approximately $66.3 million if the Underwriters' over-allotment is exercised in full). EastGroup intends to use all of the net proceeds from the Offering to repay outstanding indebtedness under the Company's revolving credit facilities. The Acquisition Facility and the Working Capital Facility bear interest at LIBOR plus 1.40% which translated into a 7.056% interest rate as of May 31, 1998. The Acquisition Facility matures on September 30, 2000 and the Working Capital Facility matures on September 30, 1998. After the application of the net proceeds from the Offering, the outstanding balance on the Acquisition Facility will be approximately $40.4 million and there will be a zero outstanding balance on the Working Capital Facility.

  Pending application of the net proceeds, EastGroup will invest such proceeds in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with EastGroup's status as a REIT. Such investments may include certificates of deposits, interest-bearing bank deposits and money market investments.

                                CAPITALIZATION

  The following table sets forth the capitalization of EastGroup as of March 31, 1998 on (i) a historical basis; (ii) a pro forma basis giving effect to the material acquisitions completed in 1997, the material Recent Acquisitions, the purchase of the material Proposed Acquisitions and the Meridian VIII Acquisition; and (iii) a pro forma as adjusted basis after giving effect to the material acquisitions completed in 1997, the material Recent Acquisitions, the purchase of the material Proposed Acquisitions, the Meridian VIII Acquisition and the consummation of the Offering and the application of the net proceeds therefrom. The pro forma financial statements include allocations of the purchase price of the Meridian VIII assets and liabilities based on a preliminary review of the respective fair values. Final allocations will be made based upon the final review of the assets and liabilities. Any differences in the preliminary amounts and the final allocations are not expected to be material.

                                                    AS OF MARCH 31, 1998
                                              ---------------------------------
                                                                    PRO FORMA,
                                              HISTORICAL PRO FORMA  AS ADJUSTED
                                              ---------- --------- ------------
                                                   (DOLLARS IN THOUSANDS)
Indebtedness
  Notes payable to banks.....................  $ 54,042  $136,896    $ 79,296
  Mortgage notes payable.....................   107,355   145,492     145,492
Stockholders' equity
  Series A Preferred Stock, $0.0001 par val-
   ue, 2,760,000 shares
   authorized, no shares issued and outstand-
   ing on a historical
   and pro forma basis and 2,400,000 shares
   outstanding on
   a pro forma as adjusted basis (1).........         0         0           0
  Common Stock, $0.0001 par value, 67,240,000
   shares authorized, 16,277,068 issued and
   outstanding on a historical basis and
   shares issued and outstanding on a pro
   forma as adjusted basis (2)...............         2         2           2
  Excess Stock, $0.0001 par value,
   30,000,000, shares authorized,
   no shares issued..........................         0         0           0
  Additional paid-in capital.................   245,720   245,720     303,320
  Retained earnings..........................    13,098    13,098      13,098
  Accumulated other comprehensive income.....     1,452       602         602
                                               --------  --------    --------
    Total Capitalization.....................  $421,669  $541,810    $541,810
                                               ========  ========    ========

--------
(1) Assumes the Underwriters' over-allotment option to purchase up to 360,000 shares of Series A Preferred Stock is not exercised. See "Underwriting."
(2) Based on the number of shares outstanding on March 31, 1998. Does not include (i) 653,108 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted pursuant to EastGroup's stock option plans; and (ii) 27,108 shares of Common Stock issued since March 31, 1998.

                            SELECTED FINANCIAL DATA

  The following table sets forth certain financial information for the Company on a historical and consolidated pro forma basis. Such information should be read in conjunction with, and is qualified in its entirety by, the financial consolidated statements and notes thereto incorporated by reference into the accompanying Prospectus. The selected historical financial information of the Company as of December 31, 1997 and 1996, and for the years ended December 31, 1997 and 1996, has been derived from the historical consolidated financial statements of the Company audited by KPMG Peat Marwick LLP, independent certified public accountants, whose report with respect thereto is incorporated by reference in the accompanying Prospectus. The selected financial and operating information for the three months ended March 31, 1998 has been derived from the unaudited financial statements of the Company incorporated by reference in the accompanying Prospectus.

  The unaudited pro forma information as of March 31, 1998 gives effect to the material acquisitions completed in 1997, the material Recent Acquisitions, the purchase of the material Proposed Acquisitions and the Meridian VIII Acquisition, as if they had occurred at March 31, 1998 for the pro forma balance sheet. The pro forma consolidated statements of income for the three months ended March 31, 1998 give effect to the material Recent Acquisitions, the purchase of the material Proposed Acquisitions, the Meridian VIII Acquisition and additional borrowings, as if all the transactions had occurred on January 1, 1997. The pro forma consolidated statements of income for the year ended December 31, 1997 give effect to the material acquisitions completed in 1997, the material Recent Acquisitions, the purchase of the material Proposed Acquisitions, the Meridian VIII Acquisition, all equity offerings completed during 1997 and additional borrowings, as if all the transactions had occurred on January 1, 1997. The pro forma financial statements include allocations of the purchase price of the Meridian VIII assets and liabilities based on a preliminary review of the respective fair values. Final allocations will be made based upon the final review of the assets and liabilities. Any differences in the preliminary amounts and the final allocations are not expected to be material.

  The pro forma information is not necessarily indicative of what the actual financial position or results of operations of the Company that actually would have occurred if the purchases, sales and/or financings had been in effect on the dates indicated, nor does it purport to represent the Company's future financial position or results of operations.

                             THREE MONTHS ENDED
                                 MARCH 31,           TWELVE MONTHS ENDED DECEMBER 31,
                          ------------------------ -------------------------------------
                             1998         1998        1997        1997          1996
                          (PRO FORMA) (HISTORICAL) (PRO FORMA) (HISTORICAL) (HISTORICAL)
                          ----------- ------------ ----------- ------------ ------------
                          (UNAUDITED) (UNAUDITED)  (UNAUDITED)
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Revenues:
 Income from real estate
  operations............   $ 18,619     $ 15,335     $69,439     $ 49,791     $ 37,143
 Interest income........        482          482       2,785        2,571        1,718
 Other income...........        193          224         499        1,260          904
Expenses:
 Operating expenses from
  real estate opera-
  tions. ...............      4,781        3,996      19,581       14,825       13,262
 Interest expense.......      5,255        2,939      21,310       10,551        8,930
 Depreciation and amor-
  tization..............      4,094        3,206      15,775       10,409        7,759
 Minority interest in
  joint ventures........        106          106         512          512          289
 General and administra-
  tive expenses.........      1,211          869       3,877        2,923        2,356
                           --------     --------     -------     --------     --------
Income before gains on
 investments. ..........      3,847        4,925      11,668       14,402        7,169
Gain on real estate.....         73           73        (219)       6,377        5,334
Gain on securities......        --           --          --           --             6
                           --------     --------     -------     --------     --------
Net income..............   $  3,920     $  4,998     $11,449     $ 20,779     $ 12,509
                           ========     ========     =======     ========     ========
PER BASIC SHARE DATA
 (1):
Net income..............   $   0.24     $   0.31     $  0.71     $   1.58     $   1.44
Book value (at end of
 period)................      15.94        15.99         --         15.88        13.78
Cash distributions de-
 clared.................        --          0.34         --          1.34         1.28
Cash distributions
 paid...................        --          0.34         --          1.34         1.28
Weighted average shares
 outstanding............     16,223       16,223      16,178       13,176        8,677
OTHER DATA:
Funds from operations
 (2)....................        --      $  8,056         --      $ 24,527     $ 14,820
Cash flow provided by
 (used in):
 Operating activities...        --         7,202         --        23,685       13,996
 Investing activities...        --       (13,841)        --       (79,959)        (577)
 Financing activities...        --         6,306         --        57,134      (13,007)
BALANCE SHEET DATA (AT
 END OF PERIOD):
Real estate investments,
 net of depreciation....   $532,453     $400,656         --      $387,545     $269,058
Total assets............    556,556      430,194         --       413,127      281,455
Mortgage notes pay-
 able...................    145,492      107,355         --       105,380      115,116
Notes payable to
 banks..................    136,896       54,042         --        41,770       13,962
Total liabilities.......    297,134      169,922         --       155,812      136,129
Stockholders' equity....    259,422      260,272         --       257,315      145,326

--------
(1) All amounts reflect the three-for-two stock split effected by the Company on April 7, 1997.
(2) EastGroup defines funds from operations ("FFO"), consistent with NAREIT's definition, as net income (loss) (computed in accordance with generally accepted accounting principles ("GAAP")), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company believes FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. The Company computes FFO in accordance with standards established by EastGroup, which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions.

                                  MANAGEMENT

  Set forth below is information with respect to the members of the Board of Directors and the executive officers of the Company. Directors are elected annually by the stockholders for a one year term. Five of the Company's seven directors are independent of the Company's management.

  NAME                       AGE                     POSITION
  ----                       ---                     --------
Leland R. Speed.............  65 Chairman of the Board
David H. Hoster II..........  52 Chief Executive Officer, President and Director
N. Keith McKey..............  47 Executive Vice President, Chief Financial
                                 Officer, Treasurer and Secretary
Anthony J. Bruno............  56 Senior Vice President
Diane W. Hayman.............  37 Vice President and Controller
Marshall A. Loeb............  35 Vice President
Jann W. Puckett.............  50 Vice President
Stewart R. Speed............  34 Vice President
Alexander G. Anagnos........  71 Director
H.C. Bailey, Jr.............  58 Director
Fredric H. Gould............  62 Director
David M. Osnos..............  66 Director
John N. Palmer..............  63 Director

  LELAND R. SPEED has been the Managing Trustee or Chairman of the Board of Directors of EastGroup since 1983 and served as Chief Executive Officer through September 1997. Mr. Speed also serves as Chairman of the Board of Directors of Parkway Properties, Inc., and as a Director of ChemFirst, Inc., Farm Fish, Inc. and KLLM Transport Services, Inc. Prior to assuming these duties, Mr. Speed was in the general securities and real estate development business. He received his B.S. in Industrial Management from Georgia Institute of Technology and his M.B.A. from Harvard Business School.

  DAVID H. HOSTER II has been an officer of EastGroup since 1983, President and Director since 1993 and was appointed Chief Executive Officer in September 1997. Prior to joining EastGroup, Mr. Hoster was President and Executive Secretary of Riviere Realty Trust from 1975 to 1983 and Project Manager with
K. S. Sweet Associates from 1972 to 1975. Mr. Hoster received his B.A. in History from Princeton University and his M.B.A. from Stanford University.

  N. KEITH MCKEY has been an officer of EastGroup since 1983, Chief Financial Officer and Secretary since 1992, Executive Vice President since 1993 and Treasurer since 1997. Prior to joining EastGroup, Mr. McKey was with the Eastover Group of Companies and in public accounting with Ernst & Young LLP and KPMG Peat Marwick LLP. He is a Certified Public Accountant and received his B.B.A. with a major in Accounting from the University of Mississippi.

  ANTHONY J. BRUNO has served as Senior Vice President of EastGroup since 1998. He also serves as President of EastGroup Property Services, Inc., formerly Ensign. Ensign was central Florida's largest independent industrial management and development organization founded by Mr. Bruno in 1980. Mr. Bruno received his B.A. in Economics and Philosophy from Georgetown University.

  DIANE W. HAYMAN has served as Vice President of EastGroup since 1997 and as Controller of EastGroup since 1992. She previously served in both the audit and tax departments of Butchart & Associates, a local public accounting firm in Jackson, Mississippi. Ms. Hayman received her B.S. in Business Administration with an emphasis in accounting from Mississippi College and is a Certified Public Accountant.

  MARSHALL A. LOEB has been a Vice President of EastGroup since 1995 and an Asset Manager since 1991. Prior to joining EastGroup, Mr. Loeb was a Senior Tax Consultant with Ernst & Young LLP in Birmingham, Alabama where he earned his C.P.A. He presently holds a sales broker's license. Mr. Loeb received his M.T.A. and B.S. in Accounting from the University of Alabama and his M.B.A. from Harvard Business School.

  JANN W. PUCKETT has been a Vice President of EastGroup since 1994 and an Asset Manager since 1983. Prior to joining EastGroup, she worked with the Jackson Chamber of Commerce. Ms. Puckett has a real estate salesperson's license, and received her M.B.A. and B.S. from Mississippi College.

  STEWART R. SPEED has been a Vice President of EastGroup since 1997. He previously was a Vice President--Property Management with Merry Land & Investment Co., Inc. (an apartment REIT) from 1993 to 1997. Mr. Speed was also an Asset Manager of GE Capital (real estate finance) and a Commercial Real Estate Broker with Cushman & Wakefield, Inc. Mr. Speed received his B.A. from Washington and Lee University and his M.B.A. from Vanderbilt University.

  LELAND R. SPEED, Chairman of the Board of Directors, is the father of Stewart R. Speed, Vice President. There are no other family relationships between any of the directors or executive officers of the Company.

                    DESCRIPTION OF SERIES A PREFERRED STOCK

  The description of the particular terms of the Series A Preferred Stock supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Series A Preferred Stock set forth in the accompanying Prospectus, to which description reference is hereby made.

GENERAL

  The Company presently is authorized to issue up to 67,240,000 shares of Common Stock, 2,760,000 shares of Series A Preferred Stock and 30,000,000 shares of Excess Stock. Under Maryland law and the Charter, the Board of Directors has the power to classify or reclassify any unissued shares by setting any features of such stock without the vote of the Company's stockholders. In accordance with such power, the Board has used its power to create 2,760,000 shares of Series A Preferred Stock. As of the date of this Prospectus Supplement, no shares of Series A Preferred Stock are outstanding.

  The Company, upon completion of its reorganization as an UPREIT, intends to
receive from the Operating Partnership   % Series A Preferred Units in the
Operating Partnership, the economic terms of which will be substantially identical to the Series A Preferred Stock. The Operating Partnership will be required to make all required distributions on the Series A Preferred Units (which will mirror the payments of distributions, including accrued and unpaid distributions upon redemption, and of the liquidation preference amount of, the Series A Preferred Stock) prior to any distribution of cash or assets to the holders of the Common Units or to the holders of any other interests in the Partnership, except for any other series of preference units ranking on a parity with the Series A Preferred Units as to distributions and/or liquidation rights and except for distributions required to enable the Company to maintain its qualification as a REIT.

  None of the terms of the Series A Preferred Stock, the Partnership Agreement of the Operating Partnership or, subject to limited exceptions, any of the debt agreements of the Company contain any provisions affording holders of the Series A Preferred Stock protection in the event of a highly leveraged or other transaction that might adversely affect holders of the Series A Preferred Stock.

  The following summary of the terms and provisions of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Charter and Articles Supplementary to the Charter creating the Series A Preferred Stock (the "Designating Amendment"), each of which is available from the Company.

MATURITY

  The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption except as provided in the Company's Charter.

RANK

  The Series A Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all existing and future indebtedness of the Company.

DIVIDENDS

  Subject to the rights of series of preferred stock which may from time to time come into existence, holders of shares of the Series A Preferred Stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of % per annum of the Liquidation
Preference per share (equivalent to a fixed annual amount of $   per share).

  Dividends on the Series A Preferred Stock shall be cumulative from the date of original issue and shall be payable quarterly in arrears on or about the fifteenth day of January, April, July and October of each year, or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). The first dividend will be paid on or before July 15, 1998 and will be for less than a full quarter. Dividends payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which shall be the last business day of March, June, September and December, respectively, or on such other date designated by the Board of Directors of the Company for the payment of dividends that is not more than 30 nor less than ten days prior to the applicable Dividend Payment Date (each, a "Dividend Record Date"). The first Dividend Record Date for determination of stockholders entitled to receive dividends on the Series A Preferred Stock is expected to be June , 1998.

  No dividends on shares of Series A Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

  Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they became payable.

  If for any taxable year, the Company elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of capital stock (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series A Preferred Stock shall be the amount that the Total Dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series A Preferred Stock for the year bears to the Total Dividends. The Company may elect to retain and pay income tax on its net long-term capital gains. In such a case, the holders of Series A Preferred Stock would include in income their proportionate share of the Company's undistributed long-term capital gains, as designated by the Company.

  Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any capital stock of the Company or any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock (other than a dividend in shares of the Company's Common Stock or in shares of any other class of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of preferred stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

  Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Series A Preferred Stock as to dividends and amounts upon liquidation or redemptions for the purpose of preserving the Company's qualification as a REIT). Holders of shares of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided above. Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

LIQUIDATION PREFERENCE

  Subject to the rights of series of preferred stock which may from time to time come into existence, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series A Preferred Stock are entitled to be paid out of the assets of the Company legally available for distribution to its stockholders the Liquidation Preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Company that ranks junior to the Series A Preferred Stock as to liquidation rights. Holders of Series A Preferred Stock will be entitled to written notice of any event triggering the right to receive such Liquidation Preference. After payment of the full amount of the Liquidation Preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other trust or entity or of any other corporation with or into the Company, or the sale, lease or consolidation, conveyance or disposition of all or substantially all of the property or business of the Company, or the effectuation of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

  In the event that, upon any such voluntary or involuntary liquidation or winding up of the affairs of the Company, the available assets of the Company are insufficient to pay the amount of the liquidation distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with Series A Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company ("Parity Stock"), then the holders of shares of Series A Preferred Stock and Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

REDEMPTION

  The Series A Preferred Stock is not redeemable prior to June , 2003, except as provided for in the Company's Charter. However, in order to ensure that the Company will remain qualified as a REIT for federal tax purposes, the Series A Preferred Stock owned by a stockholder in excess of the Ownership Limit, as defined herein, may automatically be exchanged for shares of Excess Stock and the Company will have the right to purchase Excess Stock from the holder. See "--Restrictions on Ownership and Transfer." On and after June , 2003, the Company, at its option upon not less than 30 nor more than 60 days' written notice, may redeem shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon, if any, to the date fixed for redemption (except as provided below), without interest. The redemption price of the Series A Preferred Stock (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of the Company, which may include other series of preferred stock, and from no other source. For purposes of the preceding sentence, "capital stock" means any equity securities (including Common Stock and preferred stock), shares, interests, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options, rights or warrants to purchase any of the foregoing.

PROCEDURES FOR REDEMPTION

  Holders of Series A Preferred Stock to be redeemed shall surrender such Series A Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Company. The Company's ability to redeem Series A Preferred Stock is subject to the limitations on distributions in the Maryland General Corporation Law.

  Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series A Preferred Stock or Parity Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock or Parity Stock are simultaneously redeemed and the Company shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchange for capital stock of the Company ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Company of shares of Excess Stock in order to ensure that the Company continues to meet the requirements for qualification as a REIT for federal income tax purposes, or the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

  Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) the place or places where certificates for shares of the Series A Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series A Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

  Immediately prior to any redemption of Series A Preferred Stock, the Company shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A

Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares between such Dividend Record Date and the corresponding Dividend Payment Date or the Company's default in the payment of the dividend due. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on called Series A Preferred Stock.

  The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that the Company continues to meet the requirements for qualification as a REIT for federal income tax purposes, Series A Preferred Stock acquired by a stockholder in excess of the ownership limitation will automatically be exchanged for shares of Excess Stock and the Company will have the right to purchase Excess Stock from the holder.

VOTING RIGHTS

  Holders of the Series A Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

  Whenever dividends on any shares of Series A Preferred Stock or any Parity Stock shall be in arrears for six or more quarters (whether consecutive or not) (a "Preferred Dividend Default"), whether or not earned or declared, the holders of such shares of Series A Preferred Stock (voting separately as a voting group with all other series of Preferred Stock ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation ("Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote separately as a voting group for the election of a total of two additional directors to serve on the Board of Directors of the Company (the "Preferred Stock Directors") at a special meeting called by the holders of record of at least 20% of the Series A Preferred Stock and the holders of record of at least 20% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series A Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. A quorum for any such meeting shall exist if at least a majority of the outstanding shares of Series A Preferred Stock and shares of Parity Preferred upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. Such Preferred Stock Directors shall be elected upon the affirmative vote of a plurality of the shares of Series A Preferred Stock and such Parity Preferred present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the Series A Preferred Stock shall have been paid in full or set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or declared and set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

  So long as any shares of Series A Preferred Stock remain outstanding, the Company will not without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize, or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of the Company's Charter and Articles Supplementary, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof provided, however, with respect to the occurrence of any Event set forth in
(b) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Stock and provided further that (i) any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock; or (ii) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

  In addition to the above, under Maryland law, the Series A Preferred Stock will be entitled to vote as a separate voting group to approve a dividend payable in shares of Series A Preferred Stock to the holders of another class of the Company's stock or to approve a dividend payable in shares of the Company's stock other than Series A Preferred Stock to the holders of Series A Preferred Stock.

  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION

  The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company, except that the shares of Series A Preferred Stock may be exchanged for shares of Excess Stock in order to ensure that the Company remains qualified as a REIT for federal income tax purposes.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

  For the Company to qualify as a REIT under the Code, certain restrictions apply to the ownership of shares of capital stock. See the accompanying Prospectus under "Federal Income Tax Considerations--Requirements for Qualification." Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Charter restricts the ownership, acquisition and transfer of the Company's capital stock, including shares of Series A Preferred Stock.

  EastGroup's Charter provides that if, at any time when EastGroup is qualified as a REIT, a transfer of any capital stock of EastGroup (either Common Stock or Series A Preferred Stock), would result in (i) any person acquiring directly or indirectly beneficial ownership of more than 9.8% of the total number of outstanding shares of EastGroup's capitalized stock (by value or by number, whichever is more restrictive) (the "Ownership Limit"); (ii) the outstanding capital stock of EastGroup being constructively or beneficially owned by fewer than 100 persons; or (iii) EastGroup being "closely held" within the meaning of Section 856 of the Code, then: (A) any proposed transfer will be void ab initio and will not be recognized by EastGroup; (B) EastGroup will have the right to redeem the shares proposed to be transferred; and (C) the shares proposed to be transferred will be automatically converted into and exchanged for shares of a separate class of stock, Excess Stock, having no dividend or voting rights. Holders of Excess Stock do have certain rights in the event of any liquidation, dissolution or winding up of EastGroup. The Charter further provides that the Excess Stock will be held by EastGroup as trustee for the person or persons to whom the shares are ultimately transferred, until such time as the shares are re-transferred to a person or persons in whose hands the shares would not be Excess Stock and certain price-related restrictions are satisfied.

TRANSFER AND DIVIDEND PAYING AGENT

  Harris Trust and Savings Bank will act as the transfer and dividend payment agent in respect of the Series A Preferred Stock.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The Company believes that it was organized and has operated in a manner so as to qualify under the Code for taxation as a REIT commencing with its inception, and it intends to continue to operate in such a manner. No assurances, however, can be given that the Company has operated in a manner so as to qualify or will operate in a manner so as to remain qualified as a REIT.

  Jaeckle Fleischmann & Mugel, LLP has acted as counsel to the Company in connection with the Offering. In the opinion of Jaeckle Fleischmann & Mugel, LLP, the Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years 1988 through 1997 and its proposed method of operation will enable it to continue to so qualify. Investors should be aware, however, that an opinion of counsel is not binding upon the Internal Revenue Service or any court. It must be emphasized that the opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters, including representations regarding the nature of the Company's properties and the future conduct of its business. Such factual assumptions and representations are described in the discussion of "Federal Income Tax Considerations" in the accompanying Prospectus and are set out in the federal income tax opinion that will be delivered by Jaeckle Fleischmann & Mugel, LLP at the closing of the Offering. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of share ownership, the various qualification tests imposed under the Code discussed below and in the accompanying Prospectus. Jaeckle Fleischmann & Mugel, LLP will not review the Company's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. See "Federal Income Tax Considerations-- Taxation of the Company--Failure to Qualify" in the accompanying Prospectus.

  For a discussion of certain material federal income tax consequences of the current taxation of EastGroup, the current impact on EastGroup of its election to be treated as a REIT, and the current taxation of prospective stockholders of EastGroup, see "Federal Income Tax Considerations" in the accompanying Prospectus.

RECENT LEGISLATION

  Taxpayer Relief Act of 1997. Prospective purchasers should be aware that on August 5, 1997, President Clinton signed into law the Taxpayer Relief Act of 1997 (the "Taxpayer Relief Act"). The Taxpayer Relief Act made certain changes to the Code, including changes with respect to the treatment of REITs and stockholders of REITs. These changes generally became effective with respect to EastGroup and stockholders of EastGroup on January 1, 1998. In addition, the Taxpayer Relief Act reduced the maximum tax on net capital gains from the sale of assets held for more than 18 months by individuals, trusts and estates.

  In an effort to simplify the taxation of REITs, the Taxpayer Relief Act changed certain requirements for a corporation electing to be taxed as a REIT and the taxation of REIT stockholders. First, EastGroup is required to maintain certain records and request on an annual basis certain information from its stockholders concerning the ownership of its outstanding shares in accordance with applicable Treasury Regulations. Under prior law, this requirement was a condition to being taxed as a REIT. For taxable years beginning after December 31, 1997, the Taxpayer Relief Act provides that the record maintenance and ownership information request requirements are no longer conditions to qualification as a REIT. Instead, a monetary penalty will be imposed for failure to comply with such requirements. Second, the Taxpayer Relief Act repealed the 30% gross income test for taxable years beginning after December 31, 1997. Third, the Taxpayer Relief Act changed the definition of "rents from real property." Under prior law, rents received with respect to a property generally did not qualify as "rents from real property" if EastGroup directly provided services to tenants other than those that were "usually or customarily rendered" in connection with the rental of space for occupancy only and which were not otherwise considered "rendered to the occupant." For taxable years beginning after December 31, 1997, rental income received by EastGroup will not cease to qualify as "rents from real property" merely because EastGroup performs non-customary services for a tenant if the amount that EastGroup receives as a result of performing such services does not exceed one percent of all amounts received directly or indirectly by EastGroup with respect to such property. In applying this limitation, the amount that EastGroup is treated as having received for performing such services will not be less than 150% of the direct cost to EastGroup of providing those services.

Fourth, the Taxpayer Relief Act simplified the requirements for qualification of a corporation as a "qualified REIT subsidiary." Fifth, for taxable years beginning after December 31, 1997, the Taxpayer Relief Act allows EastGroup to elect to retain and pay tax on net long-term capital gains and require its stockholders to include their proportionate share of such undistributed net capital gains in their income. If EastGroup makes such election, stockholders would receive a tax credit attributable to their share of the capital gains tax paid by EastGroup, and would receive an increase in the basis of their shares in EastGroup in an amount equal to the stockholder's share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any undistributed net long-term capital gains that are included in the income of EastGroup stockholders pursuant to this rule, will be treated as distributed for purposes of the 4% excise tax which EastGroup must pay should EastGroup fail to distribute at least 95% of EastGroup's capital gain for such taxable year.

  The Taxpayer Relief Act also reduced the top tax rate for individuals, estates and trusts on certain long-term capital gains. Generally, long-term capital gains on property held for more than 18 months will not be taxed at a rate greater than 20% and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. For taxpayers subject to the 15% regular tax bracket, long-term capital gains on property held for more than 18 months will not be taxed at a rate greater than 10%, and, effective for taxable years beginning after December 31, 2000, the rate is reduced to 8% for assets held more than five years. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the deductions for depreciation (other than certain depreciation recapture taxable as ordinary income) with respect to such property. The maximum rate of capital gains tax for capital assets held for more than one year but not more than 18 months remains at 28%. The taxation of capital gains by corporations was not changed by the Taxpayer Relief Act.

  In addition, Internal Revenue Notice 97-64 provides temporary guidance with respect to the taxation of distributions by EastGroup designated as capital gain dividends. Pursuant to Internal Revenue Notice 97-64, forthcoming Temporary Regulations will provide that capital gains allocated to a stockholder by a REIT may be designated as a 20% rate gain distribution, an unrecaptured Section 1250 gain distribution (subject to the 25% rate), or a 28% rate gain distribution. In determining the amounts which may be designated as each class of capital gains dividends, a REIT must calculate its net capital gains as if it were an individual subject to a marginal tax rate of 28%. Unless specifically designated otherwise by EastGroup, a distribution designated as a capital gain distribution is presumed to be a 28% rate gain distribution. If EastGroup elects to retain any net long-term capital gain, as discussed above, the undistributed long-term capital gains are considered to be designated as capital gain dividends for purposes of Internal Revenue Notice 97-64.

  Potential Legislative Action Regarding REITs. On February 2, 1998, the Clinton Administration released a summary of its proposed budget plan which contained several proposals affecting REITs. One such proposal, if enacted in its present form, would prohibit a REIT from holding securities representing more than 10% of the value of all classes of stock of a corporation, other than a qualified REIT subsidiary or another REIT. If enacted in its present form, the proposal may limit EastGroup's ability to perform certain third party management or other non-real estate related activities in the future. No prediction can be made as to whether such proposal or any other proposal affecting REITs will be enacted into legislation and the impact of any such legislation on EastGroup.

SERIES A PREFERRED STOCK

  Dividends and Other Distributions. As long as the Company qualifies as a REIT, distributions made to holders of Series A Preferred Stock out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. For purposes of determining whether distributions on the Series A Preferred Stock are out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to the Company's outstanding Series A Preferred Stock and then allocated to the Company's Common Stock.

  If, for any taxable year, the Company elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of stock (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series A Preferred Stock shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series A Preferred Stock for the year bears to the Total Dividends. The Company may elect to retain and pay income tax on its net long-term capital gains. In such a case, the holders of Series A Preferred Stock would include in income their proportionate share of the Company's undistributed long-term capital gains, as designated by the Company.

  Sale or Redemption of the Series A Preferred Stock. On the sale of shares of the Series A Preferred Stock, gain or loss will be recognized by the holder in an amount equal to the difference between (i) the amount of cash and fair market value of any property received on such sale, and (ii) the holder's adjusted basis in the Series A Preferred Stock. See "Federal Income Tax Considerations--Taxation of Stockholders" in the accompanying Prospectus.

  A redemption of the Series A Preferred Stock will be treated under Section 302 of the Code as a dividend taxable at ordinary income tax rates (to the extent of the Company's current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale of the Series A Preferred Stock. The redemption will satisfy such tests if it (i) is "substantially disproportionate" with respect to the holder (which will not be the case if only the Series A Preferred Stock is redeemed, since it generally does not have voting rights), (ii) results in a "complete termination" of the holder's stock interest in the Company, or (iii) is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of the Series A Preferred Stock depends upon the facts and circumstances at the time the determination must be made, prospective investors are advised to consult their own tax advisors to determine such tax treatment.

  Redemption Premium. Section 305(c) of the Code and the regulations thereunder provide in certain cases for the accrual of a redemption premium on preferred stock on a constant yield-to-maturity basis and for the treatment of such accrual as a distribution with respect to such preferred stock. For such accrual to apply to the redemption premium on the Series A Preferred Stock, a determination, as of the issue date, would be required that it is more likely than not that the Company would exercise its redemption option with respect to the Series A Preferred Stock. However, the regulations provide a safe harbor that is generally applicable to most public offerings of preferred stock callable by the issuer, under which an issuer will not be considered to be more likely of the Series A Preferred Stock, in whole than not to exercise its redemption option. Accordingly, the redemption premium on the Series A Preferred Stock should not be subject to accrual under Section 305(c).

  If a redemption of the Series A Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the stockholders. The stockholder's adjusted tax basis in such redeemed Series A Preferred Stock will be transferred to the holder's remaining stockholdings in the Company. If, however, the stockholder has no remaining stockholdings in the Company, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

                                 UNDERWRITING

  Subject to the terms and conditions in the underwriting agreement (the "Underwriting Agreement"), EastGroup has agreed to sell to each of the Underwriters named below, for whom PaineWebber Incorporated, A.G. Edwards & Sons, Inc., J.C. Bradford & Co. and Raymond James & Associates, Inc. are acting as representatives (the "Representatives"), and each of such Underwriters has severally agreed to purchase from EastGroup the number of shares of Series A Preferred Stock set forth opposite their respective names. Pursuant to the terms of the Underwriting Agreement, the Underwriters are obligated to purchase all such shares of Series A Preferred Stock if any are purchased.

                                                                       NUMBER OF
                                                                        SHARES
                                                                         TO BE
      UNDERWRITERS                                                     PURCHASED
      ------------                                                     ---------
   PaineWebber Incorporated ..........................................
   A.G. Edwards & Sons, Inc.  ........................................
   J.C. Bradford & Co. ...............................................
   Raymond James & Associates, Inc....................................
                                                                       ---------
     Total............................................................ 2,400,000
                                                                       =========

  The Representatives have advised EastGroup that the Underwriters propose to offer the Series A Preferred Stock to the public at the offering price set forth on the cover page of this Prospectus Supplement and to certain dealers
at such price less a concession not in excess of $    per share of Series A
Preferred Stock. The Underwriters may allow, and such dealers may re-allow, a
discount not in excess of $    per share of Series A Preferred Stock on sales
to certain other brokers and dealers. The public offering price, concession and discount may be changed by the Underwriters after the Series A Preferred Stock is released for sale to the public.

  EastGroup has granted to the Underwriters an option, exercisable for 30 days after the date of this Prospectus Supplement, to purchase up to 360,000 additional shares of Series A Preferred Stock to cover over-allotments, if any, at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus Supplement. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Series A Preferred Stock to be purchased by it shown in the foregoing table bears to the Series A Preferred Stock initially offered hereby.

  In the Underwriting Agreement, EastGroup has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Underwriters do not intend to exercise discretion in confirming sales to any account over which they otherwise have discretionary authority.

  Application has been made to list the Series A Preferred Stock on the NYSE under the symbol "EGP PrA." If approved, trading of the Series A Preferred Stock on the NYSE is expected to commence within a 30-day period after the initial delivery of the Series A Preferred Stock. The Underwriters may advise the Company that each intends to make a market in the Series A Preferred Stock prior to the commencement of trading on the NYSE, but is not obligated to do so and may discontinue market making at any time without notice.

  In connection with the Offering, the rules of the Commission permit the Underwriters to engage in certain transactions that stabilize the price of the Series A Preferred Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Series A Preferred Stock.

  If the Underwriters create a short position in the Series A Preferred Stock in connection with the Offering (i.e., if they sell more shares of Series A Preferred Stock than are set forth on the cover page of this Prospectus

Supplement), the Underwriters may reduce that short position by purchasing Series A Preferred Stock in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over- allotment option described above.

  PaineWebber Incorporated, on behalf of the Underwriters, may also impose a penalty bid on certain of the Underwriters. This means that if PaineWebber Incorporated, on behalf of the Underwriters, purchases shares of Series A Preferred Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Series A Preferred Stock, it may reclaim the amount of the selling concession from the Underwriters who sold those shares as part of the Offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither EastGroup nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Series A Preferred Stock. In addition, neither EastGroup nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  In the ordinary course of their business, certain of the Underwriters and/or their affiliates have in the past engaged and may in the future engage in financial advisory, investment banking and other transactions with EastGroup for which customary compensation has been, and will be, received.

                                 LEGAL MATTERS

  Certain legal matters, including the legality of the Series A Preferred Stock, will be passed upon for EastGroup by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York, and for the Underwriters by Rogers & Wells LLP, New York, New York. As to matters of Maryland law contained in these opinions, Jaeckle Fleischmann & Mugel, LLP and Rogers & Wells LLP will rely upon the opinion of Piper & Marbury L.L.P., Baltimore, Maryland.

PROSPECTUS

                          EASTGROUP PROPERTIES, INC.

                                 $150,000,000

                            SHARES OF COMMON STOCK,
                               PREFERRED STOCK,
                             DEPOSITARY SHARES AND
                                DEBT SECURITIES

                               ----------------

  EastGroup Properties, Inc. ("EastGroup"), may from time to time offer in one or more series or classes (i) shares of its common stock, par value $0.0001 per share (the "Common Stock"); (ii) its preferred stock (the "Preferred Stock"); (iii) Preferred Stock represented by Depositary Shares (the "Depositary Shares"); and (iv) unsecured debt securities ("Debt Securities"), with an aggregate public offering price of up to $150,000,000 in amounts, at prices and on terms to be determined at the time of offering. The Common Stock, Preferred Stock, Depositary Shares and Debt Securities (collectively, the "Securities") may be offered, separately or together, in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

  The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable (i) in the case of Common Stock, any public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any public offering price; (iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; and (iv) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of EastGroup or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of EastGroup as a real estate investment trust ("REIT"), for federal income tax purposes.

  The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Statement.

  The Securities may be offered directly, through agents designated from time to time by EastGroup, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Securities.

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                 THE DATE OF THIS PROSPECTUS IS JUNE 23, 1997.

                             AVAILABLE INFORMATION

  EastGroup is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by EastGroup may be inspected at, and, upon payment of the Commission's customary charges, copies obtained from, the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, DC 20549. Such reports, proxy statements and other information are also available for inspection and copying at prescribed rates at the Commission's regional offices in New York, New York (Seven World Trade Center, 13th Floor, New York, New York 10048) and in Chicago, Illinois (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511). The Commission maintains a Web site (http://www.sec.gov) that also contains reports, proxy statements and other information concerning EastGroup and EastGroup Properties. In addition, the Common Stock is traded on the New York Stock Exchange, Inc. ("NYSE") under the symbol "EGP" and can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  EastGroup has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Securities. This Prospectus constitutes the Prospectus of EastGroup, filed as part of the Registration Statement. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits listed therein, which can be inspected at the public reference facilities of the Commission noted above, and copies of which can be obtained from the Commission at prescribed rates as indicated above. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  Incorporated into this Prospectus by reference are the documents listed below filed by EastGroup or its predecessor, EastGroup Properties, under the Exchange Act. Copies of any such documents, other than exhibits to such documents, are available without charge to each person to whom a copy of this Prospectus has been delivered upon written or oral request of such person from EastGroup, 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201-2195, Attention: Chief Financial Officer; telephone number
(601) 354-3555.

  The following documents or portions thereof are hereby incorporated into this Prospectus by reference:

    1. EastGroup Properties' Annual Report on Form 10-K for the year ended December 31, 1996 (Commission file No. 1-7094).

    2. EastGroup Properties' Proxy Material for its Annual Meeting of Stockholders held on June 5, 1997 (Commission File No. 1-7094).

    3. EastGroup Properties' Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (Commission File No. 1-7094).

  Each document filed by EastGroup subsequent to the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a previously filed document incorporated or deemed to be incorporated by reference herein) in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

  Unless the context otherwise requires, all references in this Prospectus to "EastGroup" shall mean EastGroup Properties, Inc. and its subsidiaries on a consolidated basis or, where the context so requires, EastGroup Properties, Inc. only, and, as the context may require, their predecessors.

                                  THE COMPANY

  EastGroup is a self-administered real estate investment trust ("REIT") which focuses on the ownership, acquisition and selective development of industrial properties primarily in major Sunbelt markets, with an emphasis on the states of Florida, Texas, Arizona and California. At March 31, 1997 EastGroup's portfolio included 28 industrial properties comprising over 4,950,000 square feet of leasable space, as well as four office buildings containing approximately 569,000 square feet of leasable space. As of March 31, 1997, the industrial portfolio was 97% leased and the office portfolio was 90% leased.

  EastGroup is the successor to EastGroup Properties, a Maryland real estate investment trust ("Parent"). EastGroup was incorporated under the laws of the State of Maryland on April 4, 1997. Formed as a wholly-owned subsidiary of Parent, EastGroup merged with Parent on June 5, 1997 (the "Merger"), pursuant to the Agreement and Plan of Merger dated April 23, 1997 by and between EastGroup and Parent. As a result of the Merger, EastGroup succeeded to the business and operations of Parent.

  EastGroup's principal executive offices are located at 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201-2195. Its telephone number is (601) 354-3555.

                      RATIO OF EARNINGS TO FIXED CHARGES

  EastGroup's ratio of earnings to fixed charges for the three months ended March 31, 1997 was 2.3, for the year ended December 31, 1996 was 2.4, for the year ended December 31, 1995 was 2.2, for the year ended December 31, 1994 was 2.8, for the year ended December 31, 1993 was 2.9, for the year ended December 31, 1992 was (0.3). There was no Preferred Stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and Preferred Stock dividends is identical to the ratio of earnings to fixed charges.

  For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to pre-tax income from continuing operations (net income or loss). Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.

                                USE OF PROCEEDS

  Unless otherwise described in the applicable Prospectus Supplement, EastGroup intends to use the net proceeds from the offering for general corporate purposes including, without limitation, the acquisition and development of real estate properties, whether by acquisition of properties directly or through potential business combination transactions, the repayment of debt and to fund working capital requirements.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities will be issued in one or more series under an Indenture (the "Indenture"), which may be supplemented by supplemental indentures (each, an "Indenture Supplement"), between EastGroup and a trustee (the "Trustee") to be chosen by EastGroup and qualified to act as Trustee under the Trust Indenture Act of 1939, as amended (the "TIA"). A copy of the form of the Indenture will be filed as an exhibit to the Registration Statement of which this Prospectus is a part and will be available for inspection at the corporate trust office of the Trustee or as described above under "Available Information." The Indenture is subject to, and governed by, the TIA. The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

  The Debt Securities will be direct, unsecured obligations of EastGroup and will rank equally with all other unsecured and unsubordinated indebtedness of EastGroup. At March 31, 1997 the total outstanding debt of EastGroup was approximately $105,423,000, all of which was secured debt. Except as may be set forth in an applicable Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of EastGroup or as established in one or more Indenture Supplements. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series.

  The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

  Reference is made to the Prospectus Supplement relating to the series of Debt Securities offered thereby for the specific terms thereof, including:

    (i) the title of such Debt Securities;

    (ii) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

    (iii) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

    (iv) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

    (v) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

    (vi) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

    (vii) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for registration of transfer or exchange and notices or demands to or upon EastGroup in respect of such Debt Securities and the Indenture may be served;

    (viii) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of EastGroup, if EastGroup is to have such an option;

    (ix) the obligation, if any, of EastGroup to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

    (x) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (xi) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units of composite currency or currencies) and the manner in which such amounts shall be determined;

    (xii) the events of default or covenants of such Debt Securities, to the extent different from or in addition to those described herein;

    (xiii) whether such Debt Securities will be issued in certificated and/or book-entry form;

    (xiv) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

    (xv) the applicability, if any, of the defeasance and covenant defeasance provisions described herein, or any modification thereof;

    (xvi) if such Debt Securities are to be issued upon the exercise of debt warrants, the time, manner and place of such Debt Securities to be authenticated and delivered;

    (xvii) whether and under what circumstances EastGroup will pay additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether EastGroup will have the option to redeem such Debt Securities in lieu of making such payment;

    (xviii) with respect to any Debt Securities that provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control of EastGroup), (a) the possible effects of such provisions on the market price of EastGroup's securities or in deterring certain mergers, tender offers or other takeover attempts, and the intention of EastGroup to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with such provisions; (b) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on such Debt Securities may be effectively subordinated; and (c) the existence of any limitations on EastGroup's financial or legal ability to repurchase such Debt Securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an Event of Default; and

    (xix) any other terms of such Debt Securities not inconsistent with the terms of the Indenture.

  The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). If material or applicable, special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

  Except as described under "--Merger, Consolidation or Sale" below or as may be set forth in any Prospectus Supplement, the Indenture does not contain any other provisions that would limit the ability of EastGroup to incur indebtedness or that would afford holders of the Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving EastGroup or any affiliate of EastGroup; (ii) a change of control; or (iii) a reorganization, restructuring, merger or similar transaction involving EastGroup that may adversely affect the holders of the Debt Securities. In addition, subject to the limitations set forth under "--Merger, Consolidation or Sale" below, EastGroup may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of EastGroup, that would increase the amount of EastGroup's indebtedness or substantially reduce or eliminate EastGroup's assets, which may have an adverse effect on EastGroup's ability to service its indebtedness, including the Debt Securities. In addition, restrictions on ownership and transfers of Common Stock and Preferred Stock are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Common Stock--Restrictions on Transfer" and "Description of Preferred Stock--Restrictions on Ownership." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

  Reference is made to "--Certain Covenants" below and to the description of any additional covenants with respect to a series of Debt Securities in the applicable Prospectus Supplement. Except as otherwise described in the applicable Prospectus Supplement, compliance with such covenants generally may not be waived with respect to a series of Debt Securities by the Board of Directors of EastGroup or by the Trustee unless the Holders of at least a majority in principal amount of all outstanding Debt Securities of such series consent to such waiver, except to the extent that the defeasance and covenant defeasance provisions of the Indenture described under "--Discharge, Defeasance and Covenant Defeasance" below apply to such series of Debt Securities. See "--Modification of the Indenture."

  Debt Securities may be denominated and payable in a foreign currency or units of two or more foreign currencies or a composite currency or currencies. As more fully described in the applicable Prospectus Supplement, awards or judgments by a court in the United States in connection with a claim with respect to any Debt Securities denominated other than in United States dollars (or a judgment denominated other than in United States dollars in respect of such claims) may be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

  Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series which are registered securities, other than registered securities issued in global form (which may be of any denomination), shall be issuable in denominations of $1,000 and any integral multiple thereof and the Debt Securities which are bearer securities, other than bearer securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000.

  Unless otherwise described in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of EastGroup, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the applicable Security Register or by wire transfer of funds to such Person at an account maintained within the United States.

  Unless otherwise described in the applicable Prospectus Supplement, any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

  Subject to certain limitations imposed upon Debt Securities issued in book entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book entry form, the Debt Securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the Trustee. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Trustee or EastGroup may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by EastGroup with respect to any series of Debt Securities, EastGroup may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that EastGroup will be required to maintain a transfer agent in each place of payment for such series. EastGroup may at any time designate additional transfer agents with respect to any series of Debt Securities.

  Neither EastGroup nor the Trustee shall be required (i) to issue, register the transfer of or exchange any Debt Security if such Debt Security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the Debt Securities to be redeemed and ending at the close of business on (a) if such Debt Securities are issuable only as Registered Securities, the day of the mailing of the relevant notice of redemption and (b) if such Debt Securities are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if such Debt Securities are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; or (ii) to register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except, in the case of any Registered Security to be redeemed in part, the portion thereof not to be redeemed; or (iii) to exchange any Bearer Security so selected for redemption except that such a Bearer Security may be exchanged for a Registered Security of that series and like tenor, provided that such Registered Security shall be simultaneously surrendered for redemption; or
(iv) to issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE

  EastGroup may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (i) EastGroup shall be the continuing entity, or the successor entity (if other than EastGroup) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (ii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of EastGroup or any Subsidiary as a result thereof as having been incurred by EastGroup or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice of the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (iii) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee.

CERTAIN COVENANTS

  Existence. Except as permitted under "--Merger, Consolidation or Sale" above, EastGroup is required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that EastGroup shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities.

  Maintenance of Properties. EastGroup is required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of EastGroup may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that EastGroup and its Subsidiaries shall not be prevented from selling or otherwise disposing for value their respective properties in the ordinary course of business.

  Payment of Taxes and Other Claims. EastGroup is required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent,
(i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon its income, profits or property or that of any Subsidiary; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of EastGroup or any Subsidiary; provided, however, that EastGroup shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

  Provision of Financial Information. The Holders of Debt Securities will be provided with copies of the annual reports and quarterly reports of EastGroup. Whether or not EastGroup is subject to Sections 13 or 15(d) of the Exchange Act and for so long as any Debt Securities are outstanding, EastGroup will, to the extent permitted under the Exchange Act, be required to file with the Commission the annual reports, quarterly reports and other documents which EastGroup would have been required to file with the Commission pursuant to such Sections 13 or 15(d) (the "Financial Statements") if EastGroup were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which EastGroup would have been required so to file such documents if EastGroup were so subject. EastGroup will also in any event (i) within 15 days of each Required Filing Date (a) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which EastGroup would have been required to file with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act if EastGroup were subject to such Sections and (b) file with the Trustee copies of the annual reports, quarterly reports and other documents which EastGroup would have been required to file with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act if EastGroup were subject to such sections and (ii) if filing such documents by EastGroup with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

  Additional Covenants. Any additional or different covenants of EastGroup with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

  The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance of any other covenant of EastGroup contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), such default having continued for 60 days after written notice as provided in the Indenture; (v) default in the payment of an aggregate principal amount exceeding $5,000,000 of any evidence of recourse indebtedness of EastGroup or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of EastGroup or any Significant Subsidiary, as defined below, or any of their respective property; and (vii) any other Event of Default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation SX promulgated under the Securities Act) of EastGroup.

  If an Event of Default under the Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to EastGroup (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if
(i) EastGroup shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (ii) all Events of Default, other than the nonpayment of accelerated principal of (or specified portion thereof), or premium (if any) or interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture. The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (a) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (b) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby.

  The Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture unless such default has been cured or waived; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders.

  The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof.

  Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then outstanding under the Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity. The Holders of not less than a majority in principal amount of the Outstanding Debt securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the

Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

  Within 120 days after the close of each fiscal year, EastGroup must deliver to the Trustee a certificate, signed by one of several specified officers of EastGroup, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

  Modifications and amendments of the Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities or series of Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holders of each such Debt Security affected thereby, (i) change the Stated Maturity of the principal of, or premium (if any) or any installment of interest on, any such Debt Security; (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (iii) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holders of such Debt Security.

  The Indenture provides that the Holders of not less than a majority in principal amount of a series of Outstanding Debt Securities have the right to waive compliance by EastGroup with certain covenants relating to such series of Debt Securities in the Indenture.

  Modifications and amendments of the Indenture will be permitted to be made by EastGroup and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to EastGroup as obligor under the Indenture; (ii) to add to the covenants of EastGroup for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon EastGroup in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided, that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect.

  The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof; (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above);
(iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture; and (iv) Debt Securities owned by EastGroup or any other obligor upon the Debt Securities or any affiliate to EastGroup or of such other obligor shall be disregarded.

  The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series. A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by EastGroup or the holders of at least 25% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or wavier which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum.

  Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  EastGroup may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be.

  The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to the Indenture, EastGroup may elect either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") or
(ii) to be released from its obligations with respect to such Debt Securities under the Indenture (including the restrictions described under "--Certain Covenants" above) and its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by EastGroup with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

  Such a trust will only be permitted to be established if, among other things, EastGroup has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service (the "Service"), or a change in applicable United States Federal income tax law occurring after the date of the Indenture.

  "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligations held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

  Unless otherwise provided in the applicable Prospectus Supplement, if after EastGroup has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series: (i) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security; or
(ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community; (ii) the European Currency Unit as defined and revised from time to time by the Council of the European Community ("ECU"), both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community; or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established.

  Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

  In the event EastGroup effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "--Events of Default, Notice and Waiver" or described in clause (vii) under "--Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such event of Default. However, EastGroup would remain liable to make payment of such amounts due at the time of acceleration.

  The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modification to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

  The terms and conditions, if any, upon which any of the Debt Securities are convertible into capital stock of or equity interest in EastGroup will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the amount of capital stock of or equity interest in EastGroup into which the Debt Securities are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversions will be at the option of the holders of the Debt Securities or EastGroup, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining EastGroup's REIT status.

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary"), identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                        DESCRIPTION OF PREFERRED STOCK

GENERAL

  The Board of Directors of EastGroup may classify or reclassify any unissued shares of its capital stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications, or terms or conditions of redemption of such shares. There was no Preferred Stock outstanding at March 31, 1997.

  The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles of Incorporation, as amended ("Articles of Incorporation"), and Bylaws and any applicable articles supplementing the Articles of Incorporation designating terms of a series of Preferred Stock (a "Designating Amendment").

TERMS

  Subject to the limitations prescribed by the Articles of Incorporation, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the preference, conversion or other rights, voting powers, restrictions, limitation as to dividends, qualifications, or terms or conditions of redemption of the Preferred Stock. The Preferred Stock will, when issued, be fully paid and nonassessable by EastGroup (except as described under "--Stockholder Liability" below) and will have no preemptive rights.

  Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms thereof, including:

    (i) The title and stated value of such Preferred Stock;

    (ii) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

    (iii) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

    (iv) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

    (v) The procedures for any auction or remarketing, if any, for such Preferred Stock;

    (vi) The provision for a sinking fund, if any, for such Preferred Stock;

    (vii) The provision for redemption, if applicable, of such Preferred
  Stock;

    (viii) Any listing of such Preferred Stock on any securities exchange;

    (ix) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into shares of Common Stock, including the conversion price (or manner of calculation thereof);

    (x) Whether interests in such Preferred Stock will be represented by Depositary Shares;

    (xi) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

    (xii) A discussion of U.S. federal income tax considerations applicable to such Preferred Stock;

    (xiii) The relative ranking of preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of EastGroup;

    (xiv) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of EastGroup; and

    (xv) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of EastGroup as a REIT.

RANK

  Unless otherwise specified in the Prospectus Supplement, the Preferred Stock, will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of EastGroup, rank (i) senior to all classes or series of shares of Common Stock of EastGroup, and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by EastGroup the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by EastGroup the terms of which specifically provide that such equity securities rank senior to the Preferred Stock.

DIVIDENDS

  Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of EastGroup, out of assets of EastGroup legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of EastGroup on such record dates as shall be fixed by the Board of Directors of EastGroup.

  Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of EastGroup fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and EastGroup will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

  If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of EastGroup of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

  Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Stock or other capital shares ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock, or any other capital shares of EastGroup ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any Common Stock, or any other capital shares of EastGroup ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by EastGroup (except by conversion into or exchange for other capital shares of EastGroup ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

REDEMPTION

  If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of EastGroup, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

  The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of such shares of Preferred Stock that shall be redeemed by EastGroup in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such shares of Preferred Stock do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital shares of EastGroup, the terms of such shares of Preferred Stock may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable capital shares of EastGroup pursuant to conversion provisions specified in the applicable Prospectus Supplement.

  Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends of the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Stock shall be redeemed unless all outstanding Preferred Stock of such series is simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of EastGroup or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, EastGroup shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital shares of EastGroup ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of EastGroup or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.

  If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by EastGroup and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by EastGroup.

  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the share transfer books of EastGroup. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares of Preferred Stock are to be surrendered for payment of the redemption price;
(v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by EastGroup in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of EastGroup, then, before any distribution or payment shall be made to the holders of any shares of Common Stock or any other class or series of capital shares of EastGroup ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of EastGroup, the holders of each series of Preferred Stock shall be entitled to receive out of assets of EastGroup legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of EastGroup. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of EastGroup are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital shares of EastGroup ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of EastGroup shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of EastGroup with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of EastGroup, shall not be deemed to constitute a liquidation, dissolution or winding up of EastGroup.

VOTING RIGHTS

  Holders of Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

  Whenever dividends on any shares of Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such shares of Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of EastGroup at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of EastGroup will be increased by two directors.

  Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, EastGroup will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of EastGroup into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holder thereof; provided, however, to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, EastGroup may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (a) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (b) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected all outstanding shares of such series of Preferred Stock have been redeemed or called for redemption and sufficient funds have been deposited in trust to effect such redemption.

  Under Maryland law, notwithstanding anything to the contrary set forth above, holders of each series of Preferred Stock will be entitled to vote upon any proposed amendment to the Articles of Incorporation if the amendment would change the contract rights of such shares as expressly set forth in the Articles of Incorporation.

CONVERSION RIGHTS

  The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversions will be at the option of the holders of the Preferred Stock or EastGroup, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

STOCKHOLDER LIABILITY

  As discussed below under "Description of Common Stock--General," applicable Maryland law provides that no stockholder, including holders of Preferred Stock, will be personally liable for the acts and obligations of EastGroup and that the funds and property of EastGroup will be the only recourse for such acts or obligations.

RESTRICTIONS ON OWNERSHIP

  As discussed below under "Description of Common Stock--Restrictions on Transfer," for EastGroup to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist EastGroup in meeting this requirement, EastGroup may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of EastGroup's outstanding equity securities, including any Preferred Stock of EastGroup. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock.

REGISTRAR AND TRANSFER AGENT

  The Registrar and Transfer Agent for the Preferred Stock will be set forth in the applicable Prospectus Statement.

                       DESCRIPTION OF DEPOSITARY SHARES

GENERAL

  EastGroup may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Preferred Stock of each series represented by Depositary Shares will be deposited under a separate deposit agreement (each, a "Deposit Agreement") among EastGroup, the depositary named therein (a "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

  The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by EastGroup to a Preferred Stock Depositary, EastGroup will cause such Preferred Stock Depositary to issue, on behalf of EastGroup, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from EastGroup upon request, and the statements made hereunder relating to Deposit Agreements and the Depositary Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

  A Preferred Stock Depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

  In the event of a distribution other than in cash, a Preferred Stock Depositary will be required to distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case such Preferred Stock Depositary may, with the approval of EastGroup, sell such property and distribute the net proceeds from such sale to such holders.

  No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock which has been converted or exchanged.

WITHDRAWAL OF STOCK

  Upon surrender of the Depositary Receipts at the corporate trust office of the applicable Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the applicable Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of Preferred Stock to be withdrawn, the applicable Preferred Stock Depositary will be required to deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

  Whenever EastGroup redeems Preferred Stock held by a Preferred Stock Depositary, such Preferred Stock Depositary will be required to redeem as of the same redemption date the number of Depositary Shares representing the Preferred Stock so redeemed, provided EastGroup has paid in full to such Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by EastGroup that preserves the REIT status of EastGroup.

  From and after the date fixed for redemption, all dividends in respect of the Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the applicable Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

  Upon receipt of notice of any meeting at which the holders of the applicable Preferred Stock are entitled to vote, a Preferred Stock Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct such Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. Such Preferred Stock Depositary will be required to vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and EastGroup will agree to take all reasonable action which may be deemed necessary by such Preferred Stock Depositary in order to enable such Preferred Stock Depositary to do so. Such Preferred Stock Depositary will be required to abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. A Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of such Preferred Stock Depositary.

LIQUIDATION PREFERENCE

  In the event of the liquidation, dissolution or winding up of EastGroup, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

  The Depositary Shares, as such, will not be convertible into shares of Common Stock or any other securities or property of EastGroup. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to such Preferred Stock Depositary to instruct EastGroup to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other Preferred Stock or other shares of stock, and EastGroup will agree that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock or Preferred Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by EastGroup equal to the value of the fractional interest based upon the closing price of the shares of Common Stock or Preferred Stock, respectively, on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

  Any form of Depositary Receipt evidencing Depositary Shares which will represent Preferred Stock and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between EastGroup and the applicable Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holders of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

  A Deposit Agreement will be permitted to be terminated by EastGroup upon not less than 30 days' prior written notice to the applicable Preferred Stock Depositary if (i) such termination is necessary to preserve EastGroup's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Preferred Stock Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Preferred Stock Depositary with respect to such Depositary Receipts. EastGroup will agree that if a Deposit Agreement is terminated to preserve EastGroup's status as a REIT, then EastGroup will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed; (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of EastGroup and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock; or (iii) each share of the related Preferred Stock shall have been converted into stock of EastGroup not so represented by Depositary Shares.

CHARGES OF A PREFERRED STOCK DEPOSITARY

  EastGroup will pay all transfer and other taxes and governmental charges arising solely from the existence of a Deposit Agreement. In addition, EastGroup will pay the fees and expenses of a Preferred Stock Depositary in connection with the performance of its duties under a Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of a Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the applicable Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

  A Preferred Stock Depositary will be permitted to resign at any time by delivering to EastGroup notice of its election to do so, and EastGroup will be permitted at any time to remove a Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

  A Preferred Stock Depositary will be required to forward to holders of Depositary Receipts any reports and communications from EastGroup which are received by such Preferred Stock Depositary with respect to the related Preferred Stock.

  Neither a Preferred Stock Depositary nor EastGroup will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a Deposit Agreement. The obligations of EastGroup and a Preferred Stock Depositary under a Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the applicable Depositary Shares), gross negligence or willful misconduct, and neither EastGroup nor any applicable Preferred Stock Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. EastGroup and any Preferred Stock Depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

  In the event a Preferred Stock Depositary receives conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and EastGroup on the other hand, such Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from EastGroup.

                          DESCRIPTION OF COMMON STOCK

GENERAL

  EastGroup is authorized to issue up to 70,000,000 shares of Common Stock. As of June 9, 1997, EastGroup had 12,674,234 shares of Common Stock outstanding and 669,355 shares of Common Stock reserved for issuance upon the exercise of options granted under EastGroup's stock option plans. All of the issued and outstanding shares of Common Stock are fully paid and non-assessable and have equal voting, distribution and liquidation rights. Shares of Common Stock are not subject to call or redemption; provided, however, if the EastGroup Board of Directors determines that the direct or indirect ownership of shares of Common Stock has or may become concentrated to an extent which threatens EastGroup's status as a REIT, the Board of Directors may call for the redemption of a number of shares of Common Stock.

  The holders of shares of Common Stock are entitled to one vote on matters put to a vote of the stockholders. The holders of Common Stock have no cumulative voting rights. Additionally, subject to the rights of holders of Preferred Stock, holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the directors out of funds legally available therefor.

  Shares of Common Stock currently outstanding are listed for trading on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "EGP." EastGroup will apply to the NYSE to list the additional shares of Common Stock to be sold pursuant to any Prospectus Supplement, and EastGroup anticipates that such shares will be so listed.

  Under Maryland law, stockholders are generally not liable for EastGroup's debts or obligations. If EastGroup is liquidated, subject to the right of any holders of Preferred Stock, if any, to receive preferential distributions, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of EastGroup.

PROVISIONS OF EASTGROUP'S ARTICLES OF INCORPORATION AND BYLAWS

  EastGroup's Articles of Incorporation provide that the number of directors will be ten, which number may be increased or decreased pursuant to EastGroup's Bylaws. Currently, the number of directors is seven. All seven positions on the Board of Directors are filled by the vote of the stockholders at the annual meeting. Stockholders do not have cumulative voting rights in the election of directors. Stockholders are entitled to one vote for each share of Common Stock held by them.

OTHER MATTERS

  The transfer agent and registrar for the shares of Common Stock is Harris Trust and Savings Bank, Chicago, Illinois.

RESTRICTIONS ON TRANSFER

  Ownership Limits. For EastGroup to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of Common Stock may be owned, actually and constructively under the applicable attribution provisions of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. The shares of Common Stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. Because EastGroup has elected to be treated as a REIT, the Articles of Incorporation contain restrictions on the acquisition of shares of Common Stock intended to ensure compliance with these requirements.

  Pursuant to the provisions of the Articles of Incorporation, if a transfer of stock occurs whereby any person would own, beneficially or constructively, in excess of 9.8 percent (in value or in number, whichever is more restrictive) of the outstanding capital stock of EastGroup (excluding Excess Stock, as defined below), then such amount in excess of the 9.8 percent limit shall automatically be converted into shares of a separate class of stock, the excess stock, par value $0.0001 per share, of EastGroup (the "Excess Stock"), and any such transfer will be void ab initio. However, such restrictions will not preclude the settlement of a transaction entered into through the facilities of any interdealer quotation system or national securities exchange upon which shares of capital stock of EastGroup are traded. Notwithstanding the previous sentence, certain transactions may be settled by providing Excess Stock. Although holders of Excess Stock have no dividend or voting rights, such holders do have certain rights in the event of any liquidation, dissolution or winding up of the corporation. The Articles of Incorporation further provide that the Excess Stock will be held by EastGroup as trustee for the person or persons in whose hands the shares would not be Excess Stock and certain price-related restrictions are satisfied. These provisions are designed to enable EastGroup to meet the share ownership requirements applicable to REITs under the Code, but may also have an anti-takeover effect. EastGroup currently has 30,000,000 shares of Excess Stock authorized pursuant to the Articles of Incorporation.

  Each stockholder shall, upon request by the EastGroup, furnish such information that EastGroup may reasonably request in order to determine EastGroup's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

  The foregoing ownership limitations may have the effect of precluding acquisition of control of EastGroup without the consent of the Board of Directors.

  Special Voting Requirements for Certain Business Combinations. Pursuant to Maryland law, EastGroup is governed by special procedures that apply to certain business combinations between a corporation and interested stockholders. The purpose of such provisions is to protect the corporation and its stockholders against hostile takeovers by requiring that certain criteria are satisfied. These criteria include prior approval by the board of directors, prior approval by a majority or supermajority vote of disinterested stockholders and requirements that a "fair price" be paid to the disinterested stockholders.

  Maryland law provides that a Maryland corporation may not engage in any "business combination" with any "interested stockholder." An "interested stockholder" is defined, in essence, as any person owning beneficially, directly or indirectly, ten percent or more of the outstanding voting stock of a Maryland corporation. Unless an exemption applies, EastGroup may not engage in any business combination with an interested stockholder for a period of five years after the interested stockholder became an interested stockholder, and thereafter may not engage in a business combination unless it is recommended by the board of directors and approved by the affirmative vote of at least (i) eighty percent of the votes entitled to be cast by the holders of all outstanding voting stock of EastGroup, voting together as a single voting group and (ii) two-thirds of the votes entitled to be cast by all holders of outstanding shares of voting stock other than voting stock held by the interested stockholder. The voting requirements do not apply at any time to business combinations with an interested stockholder or its affiliates if approved by the board of directors of the corporation prior to the time the interested stockholder first became an interested stockholder. Additionally, if the business combination involves the receipt of consideration by the stockholders in exchange for the corporation's stock, the voting requirements do not apply if certain "fair price" conditions are met.

  Control Share Acquisitions. Maryland law provides for the elimination of the voting rights of shares held by any person who makes a "control share acquisition" except to the extent that such acquisition is exempt or is approved by at least two-thirds of all votes entitled to be cast on the matter, excluding shares of capital stock owned by the acquirer or by officers or directors who are employees of the corporation whose shares were acquired. A "control share acquisition" is the direct or indirect acquisition by any person of ownership of, or the power to direct the exercise of voting power with respect to, shares of voting stock ("control shares") that would, if aggregated with all other voting stock owned by such person, entitle such person to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of voting power.

  A person who has made or proposes to make a control share acquisition, upon the satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved.

  If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition. The control share acquisition statute does not apply to stock acquired in a merger, consolidation or stock exchange if the corporation is a party to the transaction.

  Supermajority Votes. The Articles of Incorporation provide that (i) no term or provision of the Articles of Incorporation may be added, amended or repealed in any respect which, in the determination of the Board of Directors, cause EastGroup not to qualify as a REIT under the Code; (ii) the sections of the Articles of Incorporation concerning the removal of directors, amendment of the Bylaws, the indemnification of agents and limitation of liability of directors and officers and the section concerning special stockholder vote requirements shall not be amended or repealed; and (iii) no provision imposing cumulative voting in the election of directors may be added to the Articles of Incorporation, except, in addition to any vote required by the terms of then outstanding Preferred Stock, upon the affirmative vote of the holders of not less than eighty percent of all votes entitled to be cast on the matter.

                       FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTORY NOTES

  The following discussion summarizes certain Federal income tax considerations that may be relevant to a prospective holder of securities of EastGroup. This discussion is based on current law. The discussion is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations. It also does not discuss all of the aspects of Federal income taxation that may be relevant to a prospective stockholder in light of his particular circumstances or to certain types of stockholders (including insurance companies, taxexempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

  General. EastGroup has elected to be taxed as a REIT under Sections 856 through 860 of the Code effective since its inception. EastGroup's qualification and taxation as a REIT depends upon its ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the Code, as discussed below. EastGroup believes that it is organized and has operated in such a manner as to qualify under the Code for taxation as a REIT commencing since its inception, and it intends to continue to operate in such a manner. No assurances, however, can be given that EastGroup will operate in a manner so as to qualify or remain qualified as a REIT. See "Failure to Qualify" below.

  The following is a general summary of the Code provisions that govern the Federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof.

  If EastGroup qualifies for taxation as a REIT and distributes to its stockholders at least 95% of its REIT taxable income, it generally will not be subject to Federal corporate income taxes on net income that it currently distributes to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. Notwithstanding its REIT election, however, EastGroup will be subject to Federal income tax in the following circumstances. First, EastGroup will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, the company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if EastGroup has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if EastGroup has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if EastGroup should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which it fails the 75% or 95% test, multiplied by a fraction intended to reflect its profitability. Sixth, if EastGroup should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior years, EastGroup would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if EastGroup acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in EastGroup's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and EastGroup recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by it, then, to the extent of such property's built-in gain (the excess of the fair market value of such property at the time of acquisition by EastGroup over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Service regulations that have not yet been promulgated).

  Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Sections 856 through 860 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. EastGroup has issued sufficient Common Stock with sufficient diversity of ownership to allow it to satisfy requirements (v) and
(vi). In addition, EastGroup's Articles of Incorporation contains restrictions regarding the transfer of its shares that are intended to assist it in continuing to satisfy the share ownership requirements described in (v) and
(vi) above. See "Capital Stock of EastGroup--Restrictions on Transfer."

  In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. EastGroup's taxable year is the calendar year.

  Income Tests. In order for EastGroup to maintain qualification as a REIT, three gross income requirements must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year.

  Rents received by EastGroup will qualify as "rents from real property" in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if EastGroup, or an owner of 10% or more of EastGroup, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," EastGroup generally must not operate or manage the property, or furnish or render services to tenants, other than through an "independent contractor" from whom EastGroup derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by EastGroup are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." EastGroup believes that all services that are provided to its tenants will be considered "usually or customarily" rendered in connection with the rental of comparable properties. Further, any noncustomary services will be provided only through qualifying independent contractors.

  If EastGroup fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if its failure to meet such tests was due to reasonable cause and not due to willful neglect, EastGroup attaches a schedule of the sources of its income to its return, and any income information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances EastGroup would be entitled to the benefit of these relief provisions. As discussed above in "General," even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

  Asset Tests. At the close of each quarter of its taxable year, EastGroup must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of EastGroup's total assets must be represented by real estate assets (including stock or debt instruments held for not more than one year purchased with the proceeds of a stock or debt offering of the company), cash, cash items and government securities. Second, not more than 25% of EastGroup's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by EastGroup may not exceed 5% of the value of EastGroup's total assets, and EastGroup may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary or another REIT). The 5% test must generally be met for any quarter in which a REIT acquires securities of an issuer.

  If EastGroup should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if (i) it satisfied the asset tests at the close of the preceding calendar quarter, and
(ii) the discrepancy between the value of EastGroup's assets and the asset tests either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition (e.g., the discrepancy arose from changes in the market values of its assets). If the conditions described in clause (ii) of the preceding sentence were not satisfied, EastGroup still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

  Annual Distribution Requirements. EastGroup, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before EastGroup timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that EastGroup does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if EastGroup should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

  EastGroup has made and intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the company, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of such income and deduction of such expenses in arriving at EastGroup's taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, EastGroup may arrange for short-term, or possible long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, EastGroup may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

  Under certain circumstances, EastGroup may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in EastGroup's deduction for dividends paid for the earlier year. Thus, EastGroup may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the company will be required to pay interest to the Service based upon the amount of any deduction taken for deficiency dividends.

  Failure to Qualify. If EastGroup fails to qualify for taxation as a REIT in any taxable year and no relief provisions apply, EastGroup will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which EastGroup fails to qualify will not be deductible by it, nor will such distributions be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, EastGroup also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances EastGroup would be entitled to such statutory relief.

TAXATION OF STOCKHOLDERS

  Taxation of Taxable Domestic Stockholders. As long as EastGroup qualifies as a REIT, distributions made to its taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed EastGroup's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his shares. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder's Common Stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's Common Stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by the company in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by EastGroup and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of EastGroup.

  In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long term capital gain or loss if the shares have been held for more than one year and otherwise a short term capital gain or loss. However, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long term capital gain or loss if the shares have been held for more than one year and otherwise a short term capital gain or loss. However, any loss upon a sale or exchange of Common Stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from EastGroup required to be treated by such stockholder as long-term capital gain.

  Backup Withholding. EastGroup will report to its domestic stockholders and the Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide EastGroup with its correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, EastGroup may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to the company. See "Taxation of Non-U.S. Stockholders" below.

  Taxation of Tax-Exempt Stockholders. Most tax-exempt entities, including employees' pension trusts, are not subject to Federal income tax except to the extent of UBIT. The Service has ruled that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute "unrelated business taxable income" ("UBTI"). Based upon this ruling and the analysis therein, and subject to the discussion below regarding qualified pension trust investors, distributions by EastGroup to a stockholder that is a tax-exempt entity generally should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the Common Stock are not otherwise used in an unrelated trade or business of the tax-exempt entity. Revenue rulings, however, are interpretative in nature and subject to revocation or modification by the Service.

  A "qualified trust" (defined to be any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the "five or fewer requirement") only by relying on a special "look-through" rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is "predominantly held" by qualified trusts if either (i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.

  The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying on the "look-through" rule. The restrictions on ownership of Common Stock in EastGroup's Articles of Incorporation should prevent application of the foregoing provisions to qualified trusts purchasing Common Stock of EastGroup pursuant to the Offering, absent a waiver of the restrictions by the Board of Directors.

  Taxation of Non-U.S. Stockholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Stockholder. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in Common Stock, including any reporting requirements.

  Distributions that are not attributable to gain from sales or exchanges by EastGroup of U.S. real property interests and not designated by EastGroup as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of EastGroup. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces such rate. However, if income from the investment in Common Stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). EastGroup expects to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder that are not designated as capital gain dividends, unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with EastGroup or (ii) the Non-U.S. Stockholder files IRS Form 4224 with EastGroup claiming that the distribution is income treated as effectively connected to a U.S. trade or business.

  Distributions in excess of current and accumulated earnings and profits of EastGroup will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her Common Stock as described below. If at any time EastGroup is not a "domestically controlled REIT," as defined below, EastGroup must withhold U.S. income tax at the rate of 10% on distributions to Non-U.S. Stockholders that are not paid out of current or accumulated earnings and profits unless the Non-U.S. Stockholders provide EastGroup with withholding certificates evidencing their exemption from withholding tax. If it cannot be determined at the time that such a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the Service if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of EastGroup.

  For any year in which EastGroup qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by EastGroup of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. EastGroup is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by EastGroup as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

  Gain recognized by a Non-U.S. Stockholder upon a sale of Common Stock generally will not be taxed under FIRPTA if EastGroup is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of its shares was held directly or indirectly by Non-U.S. Stockholders. EastGroup believes that it currently qualifies as a "domestically controlled REIT," and that the sale of Common Stock will not therefore be subject to tax under FIRPTA. Because EastGroup is publicly traded, however, no assurance can be given that the company will continue to be a domestically controlled REIT. Even if EastGroup is not a "domestically controlled REIT," a Non-U.S. Stockholder's sale of Common Stock generally will not be subject to tax under FIRPTA as a sale of U.S. real property interests, provided that (i) EastGroup's Common Stock is "regularly traded" on an established securities market, and (ii) the selling Non-U.S. Stockholder held 5% or less of EastGroup's Common Stock at all times during the specified testing period. In addition, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) the investment in Common Stocks is treated as effectively connected with the Non-U.S. Stockholder's trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as the U.S. stockholders with respect to such gain; or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% withholding tax on the individual's capital gains. If the gain on the sale of Common Stock were to be subject to tax under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alterative minimum tax in the case of nonresident alien individuals).

  State and Local Taxes. EastGroup and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside (although stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to EastGroup's operations and distributions). The state and local tax treatment of EastGroup and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Securities.

                             PLAN OF DISTRIBUTION

  EastGroup may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents.

  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  In connection with the sale of Securities, underwriters may receive compensation from EastGroup or for purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions they receive from EastGroup and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from EastGroup will be described, in the Prospectus Supplement.

  Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock which are listed on the NYSE. Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. EastGroup may elect to list any series of Debt Securities, Preferred Stock or Depositary Shares on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Securities.

  Under agreements EastGroup may enter into, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by EastGroup against certain liabilities, including liabilities under the Securities Act.

  Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, EastGroup in the ordinary course of business.

  If so indicated in the applicable Prospectus Supplement, EastGroup will authorize underwriters or other persons acting as EastGroup's agents to solicit offers by certain institutions to purchase Securities from

EastGroup pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by EastGroup. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                    EXPERTS

  The consolidated financial statements of EastGroup as of December 31, 1996 and 1995, and for each of the years in the three year period ended December 31, 1996, have been incorporated by reference in the Prospectus and Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein in, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The legality of the Securities will be passed upon for EastGroup by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-
SENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EASTGROUP OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUN-DER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF EASTGROUP SINCE THE DATE HEREOF OR THAT THE INFOR-MATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OF-FER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SO-LICITATION IS UNLAWFUL.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary..............................................  S-2
Risk Factors...............................................................  S-9
The Company................................................................ S-15
Properties................................................................. S-17
Use of Proceeds............................................................ S-24
Capitalization............................................................. S-25
Selected Financial Data.................................................... S-26
Management................................................................. S-28
Description of Series A Preferred Stock.................................... S-30
Certain Federal Income Tax Considerations.................................. S-36
Underwriting............................................................... S-39
Legal Matters.............................................................. S-40
                                   PROSPECTUS
Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    3
The Company................................................................    4
Ratio of Earnings to Fixed Charges.........................................    4
Use of Proceeds............................................................    4
Description of Debt Securities.............................................    5
Description of Preferred Stock.............................................   15
Description of Depositary Shares...........................................   21
Description of Common Stock................................................   25
Federal Income Tax Considerations..........................................   28
Plan of Distribution.......................................................   34
Experts....................................................................   35
Legal Matters..............................................................   35

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                                2,400,000 SHARES

               [LOGO OF EASTGROUP PROPERTIES INC. APPEARS HERE]

                           EASTGROUP PROPERTIES, INC.

                              % SERIES A CUMULATIVE
                           REDEEMABLE PREFERRED STOCK

                          --------------------------

                             PROSPECTUS SUPPLEMENT

                          --------------------------

                            PAINEWEBBER INCORPORATED

                           A.G. EDWARDS & SONS, INC.

                              J.C. BRADFORD & CO.

                        RAYMOND JAMES & ASSOCIATES, INC.

                                ---------------

                                        , 1998

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